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                                                                    EXHIBIT 4.3

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT (this "Agreement") is made and entered into this 29th day of October, 1997, by and between INTERLOTT TECHNOLOGIES, INC., a Delaware corporation ("Borrower"), and MERCANTILE BUSINESS CREDIT INC., a Missouri corporation ("Lender").

                                  WITNESSETH:

         WHEREAS, Borrower has applied for a revolving credit loan from Lender in an aggregate principal amount of up to $15,000,000.00; and

         WHEREAS, Lender is willing to make said revolving credit loan to Borrower upon, and subject to, the terms, provisions and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby mutually covenant and agree as follows:

SECTION 1. DEFINITIONS.

         1.01 Definitions. In addition to the terms defined elsewhere in this Agreement or in any Exhibit or Schedule hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

         Account Debtor shall mean any Person who is and/or may become obligated to Borrower under or on account of any of the Accounts.

         Accounts shall mean all trade accounts receivable of Borrower for goods sold or services rendered by Borrower which have been invoiced by Borrower. Accounts shall not include any amounts due Borrower under or in respect of any Leases.

         Affiliate shall mean any Person (a) which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with Borrower or any Subsidiary, (b) which directly or indirectly through one or more intermediaries beneficially owns or holds or has the power to direct the voting power of Five Percent (5%) or more of any class of capital stock of Borrower or any Subsidiary, (c) which has Five Percent (5%) or more of any class of its capital stock (or, in the case of a Person which is not a corporation, Five Percent (5%) or more of its equity interest) beneficially owned or held, directly or indirectly, by Borrower or any Subsidiary or (d) who is a director, officer or employee of Borrower or any Subsidiary. For purposes of this definition, "control" shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         Attorneys' Fees shall mean the reasonable value of the services (and costs, charges and expenses related thereto) of the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by Lender from time to time (a) in connection with the negotiation, preparation, execution, delivery, amendment, modification, extension, renewal, administration and/or enforcement of this Agreement and/or any of the other Transaction Documents, (b) in connection with the preparation, negotiation or execution of any waiver or consent with respect to this Agreement or any of the other Transaction Documents, (c) in connection with any Default or Event of Default under this Agreement, (d) to represent Lender in any litigation, contest, dispute, suit or proceeding, or to commence, defend or intervene in any litigation, contest, dispute, suit or proceeding, or to file any petition, complaint, answer, motion or other pleading or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by Lender, Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to this Agreement or any of the other Transaction Documents, Borrower, any other Obligor, any Subsidiary, any Collateral or any Third Party Collateral, (e) to protect, collect, lease, sell, take possession of or liquidate any Collateral or any Third Party Collateral,
(f) to attempt to enforce any security interest in or other Lien upon any


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Collateral or any Third Party Collateral or to give any advice with respect to such enforcement and/or (g) to enforce any of the rights or remedies of Lender to collect any of the Borrower's Obligations.

         Borrower's Obligations shall mean any and all indebtedness (principal, interest, fees, collection costs and expenses, and other amounts), liabilities and obligations of Borrower to Lender evidenced by or arising under this Agreement, the Revolving Credit Note, any of the other Transaction Documents and/or any other agreement, document or instrument heretofore, now or hereafter executed and delivered by Borrower to Lender, in each case whether now existing or hereafter arising, absolute or contingent, joint and/or several, secured or unsecured, direct or indirect, expressed or implied in law, contractual or tortious, liquidated or unliquidated, at law or in equity, or otherwise, and whether created directly or acquired by Lender by assignment or otherwise, and any and all costs of collection and/or Attorneys' Fees incurred or to be incurred in connection therewith.

         Borrowing Base shall have the meaning ascribed thereto in Section 2.01
(b).

         Borrowing Base Certificate shall have the meaning ascribed thereto in
Section 2.01 (c).

         Borrowing Notice shall have the meaning ascribed thereto in Section 2.02(a).

         Capital Expenditure shall mean any expenditure which, in accordance with GAAP, is required to be capitalized on the balance sheet of the Person making the same. For purposes of this Agreement, Capital Expenditures shall not include expenditures for items held for sale or lease by Borrower.

         Capitalized Lease shall mean any lease of Property, whether real and/or personal, by a Person as lessee which in accordance with GAAP is required to be capitalized on the balance sheet of such Person.

         Capitalized Lease Obligations of any Person shall mean, as of the date of any determination thereof, the amount at which the aggregate rental obligations due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a balance sheet of such Person in accordance with GAAP.

         CERCLA shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ss.ss. 9601 et seq., and as the same may from time to time be further amended.

         Change of Control Event shall mean each and every issue, sale, transfer or other disposition, directly or indirectly, of shares of capital stock of Borrower which, after giving effect thereto, results in (a) the Principal Shareholders legally or beneficially owning or controlling in the aggregate less than Thirty Percent (30%) (by number of votes) of the Voting Stock of Borrower and (b) any Person or group of Persons acting in concert (other than the Principal Shareholders) legally or beneficially owning or controlling in the aggregate more than Twenty Percent (20%) (by number of votes) of the Voting Stock of Borrower.

         Code shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

         Collateral shall mean any Property or assets of Borrower which now or at any time hereafter secure the payment or performance of any of the Borrower's Obligations.

         Collateral Report shall have the meaning ascribed thereto in Section 3(a) of the Security Agreement.

         Consolidated Debt shall mean, as of the date of any determination thereof, all Debt of Borrower and its Subsidiaries as of such date (excluding any Subordinated Debt), determined on a consolidated basis and in accordance with GAAP.


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         Consolidated Debt to Consolidated EBITDA Ratio shall mean, as of the last day of any fiscal quarter of Borrower, the ratio of (A) Consolidated Debt as of such day to (B) Consolidated EBITDA for the four (4) consecutive fiscal quarter period of Borrower ending on such day.

         Consolidated EBITDA shall mean, for the period in question, the sum of
(a) Consolidated Net Income during such period plus (b) to the extent deducted in determining Consolidated Net Income, the sum of (i) Consolidated Interest Expense during such period, plus (ii) all provisions for any Federal, state, local and/or foreign income taxes made by Borrower and its Subsidiaries during such period (whether paid or deferred) plus (iii) all depreciation and amortization expenses of Borrower and its Subsidiaries during such period, all determined on a consolidated basis and in accordance with GAAP.

         Consolidated Interest Coverage Ratio shall mean, for the period in question, the ratio of (a) Consolidated EBITDA during such period to (b) Consolidated Interest Expense during such period, all determined on a consolidated basis and in accordance with GAAP.

         Consolidated Interest Expense shall mean, for the period in question, without duplication, all gross interest expense of Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and/or related amortization and other fees and charges owed by Borrower and its Subsidiaries with respect to letters of credit, the net costs associated with interest swap obligations of Borrower and its Subsidiaries, capitalized interest expense, the interest portion of Capitalized Lease Obligations and the interest portion of any deferred payment obligation) during such period, all determined on a consolidated basis and in accordance with GAAP.

         Consolidated Net Income shall mean the after-tax net income (or loss) of Borrower and its Subsidiaries for the period in question, determined on a consolidated basis and in accordance with GAAP, but excluding from the definition of Consolidated Net Income any extraordinary gains and/or losses and any gains and/or losses from the sale or other disposition of assets other than in the ordinary course of business, all determined in accordance with GAAP.

         Consolidated Net Worth shall mean, as of the date of any determination thereof, the amount of the capital stock accounts (net of treasury stock, at cost and excluding the aggregate par value of all issued and outstanding shares of Series A Preferred Stock of Borrower) of Borrower and its Subsidiaries as of such date plus (or minus in the case of a deficit) the surplus and retained earnings of Borrower and its Subsidiaries as of such date, all determined on a consolidated basis and in accordance with GAAP.

         Consolidated Tangible Net Worth shall mean, as of the date of any determination thereof, the sum of (a) Consolidated Net Worth as of such date minus (b) the book value of all Intangible Assets of Borrower and its Subsidiaries as of such date, all determined on a consolidated basis and in accordance with GAAP.

         Default shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default as defined in Section 6 hereof.

         Debt of any Person shall mean, as of the date of determination thereof, the sum of, without duplication, (a) all Indebtedness of such Person for borrowed money, plus) (b) all Indebtedness of such Person which has been incurred in connection with the purchase or other acquisition of Property or assets (other than unsecured trade accounts payable incurred in the ordinary course of business), plus (c) all Capitalized Lease Obligations of such Person plus (d) all Guarantees by such Person of Debt of others plus (e) in the case of Borrower, the aggregate par value of all issued and outstanding shares of Series A Preferred Stock of Borrower.

         Distribution in respect of any corporation shall mean: (a) dividends or other distributions (other than stock dividends and stock splits) on or in respect of any of the capital stock of such corporation; and (b) the redemption, repurchase or other acquisition of any capital stock of such corporation or of any warrants, rights or other options to purchase any such capital stock (except when solely in exchange for such stock).

         Domestic Business Day shall mean any day except a Saturday, Sunday or legal holiday observed by Lender or by commercial banks in St. Louis, Missouri.


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         Eligible Accounts shall mean all Accounts other than: (a) Accounts which remain unpaid for more than ninety (90) days after their invoice dates and Accounts which are not due and payable within ninety (90) days after their invoice dates; (b) Accounts owing by a single Account Debtor, including a currently scheduled Account, if Twenty-Five Percent (25%) or more of the balance owing by said Account Debtor upon said Accounts is ineligible pursuant to clause
(a) above; (c) Accounts with respect to which the Account Debtor is a shareholder or partner of Borrower or an Affiliate of Borrower; (d) Accounts with respect to which payment by the Account Debtor is or may be conditional and Accounts commonly known as bill and hold Accounts or Accounts of a similar or like arrangement; (e) Accounts with respect to which the Account Debtor is not a resident or citizen of or otherwise located in the United States of America, unless such Accounts are backed in full by an irrevocable letter of credit in form and substance satisfactory to Lender issued by a domestic commercial bank acceptable to Lender; (f) Accounts with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality of the United States of America, unless such Accounts are duly assigned to Lender in accordance with all applicable governmental and regulatory rules and regulations (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, if applicable) so that Lender is recognized by the Account Debtor to have all of the rights of an assignee of such Accounts; (g) Accounts with respect to which the Account Debtor is any state of the United States or any department, agency or instrumentality of any state of the United States if such state or such department, agency or instrumentality is subject to or entitled to the benefits of any law, rule, regulation or ordinance which prohibits, restricts, impose conditions upon or requires notice to or consent of such state or such department, agency or instrumentality for or with respect to the assignment of, or the grant of a security interest in or lien on, any Accounts owed by such state or such department, agency or instrumentality, unless such Accounts are duly assigned to Lender in accordance with all such applicable laws, rules, regulations and ordinances so that Lender is recognized by the Account Debtor to have all of the rights of an assignee of such Accounts; (h) Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by such Account Debtor to Borrower, but only to the extent of such Borrower's then aggregate liability to such Account Debtor (i.e. the excess of the aggregate face amount of Accounts of such Account Debtor over the aggregate liability of Borrower to such Account Debtor shall constitute an Eligible Account unless otherwise excepted under this definition of Eligible Accounts); (i) Accounts with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the Account Debtor thereof or with respect to which the services performed giving rise thereto have not been completed and accepted as satisfactory by the Account Debtor thereof; (j) Accounts with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by Borrower (or by any agent or custodian of Borrower) for the account of or subject to further and/or future direction from the Account Debtor thereof; (k) Accounts arising from a consignment sale, a "sale on approval" or a "sale or return"; (l) Accounts as to which Lender, at any time or times hereafter, determines in good faith, in -accordance with Lender's customary business practices exercised in a commercially reasonable manner, that the prospects of payment or performance by the Account Debtor is or will be impaired in any material respect; (m) Accounts of an Account Debtor to the extent, but only to the extent, that the same exceed a credit limit determined at any time or times hereafter by Lender in good faith in accordance with Lender's customary business practices exercised in a commercially reasonable manner; (n) Accounts with respect to which the Account Debtor is located in the State of New Jersey, the State of Minnesota or the State of West Virginia; provided, however, that such restriction shall not apply if Borrower (i) has filed and has effective (A) in respect of Account Debtors located in the State of New Jersey, a Notice of Business Activities Report with the State of New Jersey Division of Taxation for the then current year, (B) in respect of Account Debtors located in the State of Minnesota, a Minnesota Business Activity Report with the Minnesota Department of Revenue for the then current year or (C) in respect of Account Debtors located in the State of West Virginia, a West Virginia Business Activity Report with the West Virginia Department of Tax and Revenue for the then current year, as applicable, or (ii) is otherwise exempt from such reporting requirements under the laws of such State(s); and (o) Accounts which are not subject to a first priority perfected security interest in favor of Lender.

         Eligible Inventorv shall mean all Inventory of Borrower which consists of raw materials or finished goods (specifically excluding any Inventory of Borrower which consists of work-in-process) other than: (a) any Inventory which is Subject to Lease or has ever been Subject to Lease (this clause (a) shall not exclude Inventory which was but is not currently Subject to Lease and which has been reconditioned and put into Borrower's parts Inventory); (b) any Inventory which is obsolete; (c) any Inventory which Lender has in good faith determined, in accordance with Lender's customary business practices exercised in a commercially

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reasonable manner, is unacceptable due to age, type, category, quality and/or quantity; (d) any inventory which is not located in the continental United States of America; (e) any Inventory which is not located at the chief executive office of Borrower, one of the locations listed on Exhibit A to the Security Agreement or another location with respect to which Borrower has complied with all of the requirements of Section 2(h) of the Security Agreement; and (f) any Inventory which is not subject to a first priority perfected security interest in favor of Lender.

         Eligible Lease shall mean a Lease which (a) is a lease of one or more instant lottery vending machines, prepaid phone card dispensing machines and/or smart card dispensing machines (and not a maintenance-only contract) which are located in the United States of America and (b) as of the applicable date of determination, meets all of the following requirements: (i) the lessee under such Lease is (A) the United States of America or any state of the United States or any department, agency or instrumentality of any of the foregoing or (B) a Person who is a resident or citizen of or otherwise located in the United States of America and whose creditworthiness is reasonably acceptable to Lender (as determined from time to time by Lender); (ii) no payment due Borrower under such Lease (other than disputed payments aggregating less than $50,000.00) is more than (A) one hundred twenty (120) days past due if the lessee under such Lease is the United States of America or any state of the United States or any department, agency or instrumentality of any of the foregoing or (B) ninety (90) days past due if the lessee under such Lease is not the United States of America or a state of the United States or a department, agency or instrumentality of any of the foregoing; (iii) no other default or event of default under such Lease has been declared by Borrower or the applicable lessee(s); (iv) the lessee(s) under such Lease have not asserted any defenses, claims, counterclaims or set-offs against Borrower under or in respect of such Lease which, individually or in the aggregate, involve an amount in excess of $50,000.00; (v) it arises from a bona fide lease of the instant lottery vending machines, prepaid phone card dispensing machines and/or smart card dispensing machines covered thereby, is the legal, valid, binding and enforceable obligation of the lessee(s) thereunder and is in full force and effect and has not been terminated; (vi) such Lease complies with all applicable Federal, state and local laws, rules and regulations; (vii) such Lease is not subject to any defenses, claims, counterclaims or set-offs against Lender, including, without limitation, those resulting from acts or omissions of Borrower or its agents, which, individually or in the aggregate, involve an amount in excess of $50,000.00; (viii) such Lease (or an independent instrument executed by the applicable lessees)) expressly provides that all amounts (whether for rent or otherwise) from time to time payable to Borrower under such Lease are assignable by Borrower to Lender consistent with the terms of the Security Agreement (provided, however, that in order to permit Borrower time to obtain such consents, this clause (viii) shall not apply during the period commencing on the date of this Agreement and ending January 28, 1998); (ix) the Lease, the payments thereunder and the related Inventory are not subject to any security interest or other Lien except in favor of Lender under the Security Agreement; and (x) Borrower holds good title to the Lease and the payments due thereunder, Lender has a perfected security interest in such Lease and all payments due thereunder and the perfected security interest of Lender in such Lease and the payments due thereunder is a first priority security interest.

         Eligible Lease Payments shall mean, with respect to each Eligible Lease, as of any date, the aggregate minimum base rental payments (excluding any percentage rental payments) due or to become due under such Eligible Lease for instant lottery vending machines, prepaid phone card dispensing machines and/or smart card dispensing machines delivered to and accepted by the lessee(s) under such Eligible Lease on or prior to such date during the shorter of (a) the period commencing on such date and ending eighteen (18) months thereafter and
(b) the remaining term of such Lease (determined without giving effect to any renewal or extension terms exercisable at the option of the lessee(s) which have not been exercised by such lessee(s)).

         Environmental Claim shall mean any administrative, regulatory or judicial action, judgment, order, consent decree, suit, demand, demand letter, claim, Lien, notice of noncompliance or violation, investigation or other proceeding arising (a) pursuant to any Environmental Law or governmental or regulatory approval issued under any such Environmental Law, (b) from the presence, use, generation, storage, treatment, Release, threatened Release, disposal, remediation or other existence of any Hazardous Substance, (c) from any removal, remedial, corrective or other response action pursuant to an Environmental Law or the order of any governmental or regulatory authority or agency, (d) from any third party seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief in connection with a Hazardous Substance or arising from alleged injury or threat of injury to health, safety, natural resources or the


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environment or (e) from any Lien against any Property owned, leased or operated by Borrower or any Subsidiary in favor of any governmental or regulatory authority or agency in connection with a Release, threatened Release or disposal of a Hazardous Substance.

         Environmental Law shall mean any international, Federal, state or local statute, law, rule, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to Releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, Hazardous Substances or crude oil, or any fraction thereof, to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any rule, regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to any of the Property owned, leased or operated by Borrower or any Subsidiary or the operation, construction or modification of any such Property, including, without limitation, the following:
CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state or local law, and any state or local statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the Release or threatened Release of Hazardous Substances or crude oil, or any fraction thereof and all rules, regulations, guidance documents and publication promulgated thereunder.

         ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections;

         ERISA Affiliate shall mean any corporation, trade or business that is, along with Borrower or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

         Eurodollar Business Day shall mean any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

         Event of Default shall have the meaning ascribed thereto in Section 6.

         Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

         GAAP shall mean generally accepted accounting principles at the time in the United States.

         Guarantee by any Person shall mean any obligation (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), contingent or otherwise, of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, liability, dividend or other obligation of any other Person (the "primary obliger") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any Property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obliger to make payment of the Indebtedness or obligation or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obliger against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guarantee in respect of any Indebtedness for borrowed money


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


shall be deemed to be Indebtedness equal to the then outstanding principal amount of such Indebtedness for borrowed money which has been guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited. Guarantee when used as a verb shall have a correlative meaning.

         Hazardous Substance shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any Environmental Law or any other statute, law, ordinance, rule or regulation of any local, state, regional, Federal or international authority having jurisdiction over any of the Property owned, leased or operated by Borrower or any Subsidiary or its use, including, without limitation, any material, substance or waste which is: (a) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. ss.ss.1317), as amended; (b) regulated as a hazardous waste under Section 1004 or Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. ss. ss.6901 et seq.), as amended; (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. ss.9601 et seq.), as amended; or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

         Indebtedness shall mean, with respect to any Person, without duplication, all indebtedness, liabilities and obligations of such Person which in accordance with GAAP are required to be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all
(a) obligations of such Person for borrowed money or which have been incurred in connection with the purchase or other acquisition of Property or assets, (b) obligations secured by any Lien on, or payable out of the proceeds of or production from, any Property or assets owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations,
(c) indebtedness, liabilities and obligations of third parties, including joint ventures and partnerships of which such Person is a venturer or general partner, recourse to which may be had against such Person, (d) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such Property, (e) Capitalized Lease Obligations of such Person, (f) indebtedness, liabilities and obligations of such Person under Guarantees and (f) unpaid reimbursement obligations of such Person with respect to letters of credit issued for the account of such Person.

         Intangible Assets shall mean all patents, trademarks, service marks, copyrights, trade names, goodwill (including any amounts, however designated, representing the cost of acquisition of business and investments in excess of the book value thereof), prepaid expenses, deferred tax assets (net of any deferred tax liabilities), unamortized debt discount and expense, unamortized deferred charges, deferred research and development costs, any write-up of asset value after the date of this Agreement, non-competition covenants, signing bonuses and any other assets treated as intangible assets under GAAP.

         Interest Period shall mean with respect to each LIBOR Loan:

                  (a) initially, the period commencing on the date of such Revolving Credit Loan and ending one (1), two (2) or three (3) months thereafter (or such other period agreed upon in writing by Borrower and Lender), as Borrower may elect in the applicable Borrowing Notice; and

                  (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Revolving Credit Loan and ending one (1), two (2) or three (3) months thereafter (or such other period agreed upon in writing by Borrower and Lender), as Borrower may elect pursuant to Section 2.04;

         provided that:

                  (c) subject to clauses (d) and (e) below, any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar

         Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Eurodollar Business Day;

                  (d) subject to clause (e) below, any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

                  (e) no Interest Period shall extend beyond the last day of the Revolving Credit Period.

         Inventory shall mean all personal property owned by Borrower and held for sale or lease, valued at the lower of cost or market in accordance with GAAP.

         Investment shall mean any investment by Borrower or any Subsidiary in any Person, whether payment therefor is made in cash or capital stock of Borrower or any Subsidiary, and whether such investment is by acquisition of stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise.

         Lease shall mean a lease agreement entered into by Borrower, as lessor, in the ordinary course of business with a Person who is not an Affiliate of Borrower or any Subsidiary.

         Lease Payments shall mean all rents and other sums payable to or receivable by Borrower from the lessee(s) under or pursuant to the provisions of the Leases, whether as rent, late fees, interest, casualty payments, indemnity payments, liquidated or unliquidated damages or otherwise.

         Lender's Revolving Credit Commitment shall mean the sum of $15,000,000.00.

         Letter of Credit shall mean each commercial and/or standby letter of credit issued for the account of Borrower with respect to which Lender has agreed to indemnify the issuer of such letter of credit in accordance with
Section 2.06 of this Agreement; and Letters of Credit shall mean all of the foregoing.

         LIBOR Base Rate shall mean, with respect to the applicable Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available or (b) if the LIBOR Index Rate cannot be determined, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum of interest at which deposits in dollars are offered to Mercantile Bank National Association (or its successor) in the London interbank market by two (2) Eurodollar dealers of recognized standing, selected by Mercantile Bank National Association (or its successor) in its sole discretion, at such time on the date two (2) Eurodollar Business Days before the first day of such Interest Period as Mercantile Bank National Association (or its successor) in its sole discretion elects, for delivery on the first day of the applicable Interest Period for a number of days comparable to the number of days in such Interest Period and in an amount approximately equal to the principal amount of the LIBOR Loan to which such Interest Period is to apply.

         LIBOR Index Rate shall mean, with respect to the applicable Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 9:00 a.m. (St. Louis time) on the day two (2) Eurodollar Business Days before the commencement of such Interest Period.

         LIBOR Loan shall mean any Revolving Credit Loan bearing interest at the LIBOR Rate.

         LIBOR Margin shall mean Two Percent (2%) per annum.

         LIBOR Rate shall mean (a) the quotient of the (i) LIBOR Base Rate divided by (ii) one minus the applicable LIBOR Reserve Percentage plus (b) the LIBOR Margin. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

         LIBOR Reserve Percentage shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System in St. Louis, Missouri with respect to "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which include loans by a non-United States office of Mercantile Bank National Association (or its successor) to United States residents).

         Lien shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, hypothecation, judgment lien or other lien or encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt, any lease, consignment or bailment for security purposes and any Capitalized Lease. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.

         Material Adverse Effect shall mean (a) a material adverse effect on the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (b) material impairment of Borrower's ability to perform any of its obligations under this Agreement, the Revolving Credit Note or any of the other Transaction Documents or (c) material impairment of the enforceability of the rights of, or benefits available to, Lender under this Agreement, the Revolving Credit Note or any of the other Transaction Documents.

         Moody's shall mean Moody's Investors Service, Inc.

         Multi-Employer Plan shall mean a "multi-employer plan" as defined in
Section 4001(a)(3) of ERISA which is maintained for employees of Borrower, any Subsidiary or any ERISA Affiliate or to which Borrower, any Subsidiary or any ERISA Affiliate has contributed in the past or currently contributes.

         Obligor shall mean Borrower and each other Person who is or shall at any time hereafter become primarily or secondarily liable on any of the Borrower's Obligations or who grants Lender a Lien upon any of the Property or assets of such Person as security for any of the Borrower's Obligations; provided, however, that neither an Account Debtor on an Account nor a lessee under a Lease shall be deemed to be an Obligor solely because such Person is such an Account Debtor or lessee.

         Occupational Safety and Health Laws shall mean the Occupational Safety and Health Act of 1970, as amended, and any other Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety, as now or at any time hereafter in effect.

         Patent, Trademark and License Security Agreement shall mean that certain Patent, Trademark and License Security Agreement dated the date hereof and executed by Borrower in favor of Lender, as the same may from time to time be amended, modified, extended or renewed.

         PBGC shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         Pension Plan shall mean a "pension plan," as such term is defined in
Section 3(2) of ERISA, which is established or maintained by Borrower, any Subsidiary or any ERISA Affiliate, other than a Multi-Employer Plan.

         Permitted Liens shall mean any of the following:

                  (a) Liens on Property or assets of a Subsidiary to secure obligations of such Subsidiary to Borrower;

                  (b) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by
         Section 5.01(d) and/or 5.01(e);

                  (c) Liens (other than any Liens imposed by ERISA) incidental to the conduct of business or the ownership of Properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money or the purchase or other acquisition of Property; provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been set aside;

                  (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary or desirable for the conduct of the activities of Borrower and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair the use of such real properties in the operation of the business of the Borrower and its Subsidiaries;

                  (e) Liens existing as of the date of this Agreement and listed on Schedule 4.12 attached hereto;

                  (f) purchase money Liens granted to a Person financing a Capital Expenditure permitted by Section 5.02(m) of this Agreement so long as (i) the Lien granted is limited to the specific fixed assets acquired and the proceeds thereof, (ii) the aggregate principal amount of Debt secured by the Lien is not more than the acquisition cost of the specific fixed assets on which the Lien is granted and (iii) the transaction does not violate any other provision of this Agreement;

                  (g) Capitalized Leases permitted by Section 5.02(m) of this Agreement; and

                  (h) the rights of a lessee under a Lease to the Inventory subject to such Lease.

         Person shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

         Prime Loan shall mean any Revolving Credit Loan bearing interest at the Prime Rate.

         Prime Rate shall mean the interest rate announced from time to time by Mercantile Bank National Association (or its successor) as its "prime rate" (which rate shall fluctuate as and when said prime rate shall change). Borrower acknowledges that such "prime rate" is a reference rate and does not necessarily represent the lowest or best rate offered by Lender or Mercantile Bank National Association to its customers.

         Principal Shareholders shall mean and include (a) L. Rogers Wells, (b) the spouses, lineal descendants and spouses of the lineal descendants of one or more of the individuals listed in clause (a) above, (c) the estates of one or more of the individuals listed in clauses (a) or (b) above and (d) trusts established solely for the benefit of one or more of the individuals listed in clauses (a) or (b) above.

         Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. Properties shall mean the plural of Property. For purposes of this Agreement, Borrower and each Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

         Rate of Dilution of Borrower's Accounts shall mean the value of all non-cash credits to Borrower's Accounts (including, without limitation, bad debt expense) during the twelve (12) month period immediately preceding the date of calculation divided by Borrower's sales during said period. The Rate of Dilution shall be calculated by Lender in connection with each of its collateral examinations of the Borrower's Accounts (which calculation shall be conclusive in the absence of manifest error), and the Rate of Dilution as so calculated by Lender shall be and remain the applicable Rate of Dilution until the next collateral examination is performed by Lender. If the Rate of Dilution at the time of any calculation thereof has increased or decreased from the prior calculation thereof, then Lender shall adjust the advance rate for Accounts used in the Borrowing Base accordingly.

         RCRA shall mean the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. SS.SS. 6901 et seq., and any future amendments.

         Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System, as amended.

         Regulatory Change shall mean if (a) Regulation D or (b) after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such governmental or regulatory authority, central bank or comparable agency shall
(i) subject Lender to any tax, duty or other charge with respect to any of the LIBOR Loans, the Revolving Credit Note or Lender's obligation to make, maintain or fund any of the LIBOR Loans, or shall change the basis of taxation of payments to Lender of the principal of or interest on any of the LIBOR Loans or any other amounts due under this Agreement in respect of any of the LIBOR Loans or its obligation to make, maintain or fund any of the LIBOR Loans (except for taxes on or changes in the rate of tax on the overall net income of Lender) or
(ii) impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit, capital or similar requirement against assets of, deposits with or for the account of, or credit extended or committed to be extended by, Lender or shall, with respect to Lender or the London interbank market, impose, modify or deem applicable any other condition affecting any of the LIBOR Loans, the Revolving Credit Note or Lender's obligation to make, maintain or fund any of the LIBOR Loans.

         Release shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and/or other receptacles containing (or containing traces of) any Hazardous Substance.

         Reportable Event shall have the meaning given to such term in ERISA.

         Restricted Investment shall mean any Investment, or any expenditure or any incurrence of any liability to make any expenditure for an Investment, other than:

                  (a) loans and/or advances by any Subsidiary to Borrower which are subordinated in writing to the payment of the Borrower's Obligations in form and substance satisfactory to Lender;

                  (b) direct obligations of the United States of America or any instrumentality or agency thereof, the payment of which is unconditionally guaranteed by the United States of America or any instrumentality or agency thereof (all of which Investments must mature within twelve (12) months from the time of acquisition thereof);

                  (c) Investments in readily marketable commercial paper which, at the time of acquisition thereof by Borrower or any Subsidiary, is rated A-1 or better by S&P and P-1 or better by Moody's and which matures within 270 days from the date of acquisition thereof, provided that the issuer of such commercial paper shall, at the time of acquisition of such commercial paper, have a senior long-term debt rating of at least A by S&P and Moody's;

                  (d) negotiable certificates of deposit or negotiable bankers acceptances issued by Mercantile Bank National Association or any other bank or trust company organized under the laws of the United States of America or any state thereof, which bank or trust company (other than Mercantile Bank National Association to which such restrictions shall not apply) is a member of both the Federal Deposit Insurance Corporation and the Federal Reserve System and is rated B or better by Thompsons Bank Watch Service (all of which Investments must mature within twelve (12) months from the time of acquisition thereof);

                  (e) repurchase agreements, which shall be collateralized for at least 102% of face value, issued by Mercantile Bank National Association or any other bank or trust company organized under the laws of the United States or any state thereof, which bank or trust company (other than Mercantile Bank National Association to which such restrictions shall not apply) is a member of both the Federal Deposit Insurance Corporation and the Federal Reserve System and is rated B or better by Thompsons Bank Watch Service (all of which Investments must mature within twelve (12) months from the time of acquisition thereof);

                  (f) Investments existing as of the date hereof as described in
         Schedule 4.18 attached hereto, and any future retained earnings in respect thereof; and

                  (g) loans or advances in the usual and ordinary course of business to officers and/or employees of Borrower or a Subsidiary for business expenses in the aggregate principal amount of up to $25,000.00 at any one time outstanding.

         Revolving Credit Loan and Revolving Credit Loans shall have the meanings ascribed thereto in Section 2.01 (a).

         Revolving Credit Note shall have the meaning ascribed thereto in
Section 2.03.

         Revolving Credit Period shall mean the period commencing on the date of this Agreement and ending October 29, 2000; provided, however, that notwithstanding the foregoing, (a) so long as no Default or Event of Default under this Agreement has occurred and is then continuing, the Revolving Credit Period shall be automatically extended for subsequent successive one (1) year periods unless Borrower or Lender provides written notice to the other at least sixty (60) days prior to the expiration of the then current period that it does not wish to extend the Revolving Credit Period (in which event the Revolving Credit Period shall expire at the end of the then current period) and (b) the Revolving Credit Period shall end on the date of the termination of this Agreement by Borrower or Lender (Lender may terminate this Agreement prior to the end of the Revolving Credit Agreement only if an Event of Default under this Agreement has occurred and is continuing).

         S&P shall mean Standard and Poor's Ratings Group.

         Security Agreement shall mean that certain Security Agreement dated the date hereof and executed by Borrower in favor of Lender, as the same may from time to time be amended, modified, extended or renewed.

         Subject To Lease shall mean, with respect to any Inventory, that such Inventory has been delivered to a lessee by Borrower, and accepted by such lessee, under the terms of a Lease.

         Subordinated Debt shall mean, as of the date of any determination thereof, the aggregate principal amount of all Debt of Borrower outstanding as of such date which is subordinated in writing (either by its terms or pursuant to a subordination agreement) to the payment and priority of all of the Borrower's Obligations in form and substance satisfactory to Lender.

         Subsidiary shall mean any corporation of which more than Fifty Percent (50%) of the issued and outstanding capital stock entitled to vote for the election of directors (other than by reason of default in the payment of dividends) is at the time owned directly or indirectly by Borrower or any Subsidiary.

         Telerate Page 3750 shall mean the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar Deposits).

         Third Party Collateral shall mean any Property or assets of any Obligor other than Borrower which now or at any time hereafter secure the payment or performance of any of the Borrower's Obligations.

         Total Revolving Credit Outstandings shall mean, as of any date, the sum of (a) the aggregate principal amount of all Revolving Credit Loans outstanding as of such date, plus (b) the aggregate undrawn face amount of all Letters of Credit outstanding as of such date.

         Transaction Documents shall mean this Agreement, the Revolving Credit Note, the Security Agreement, the Patent, Trademark and License Security Agreement and all other agreements, documents and instruments heretofore, now or hereafter delivered to Lender with respect to or in connection with or pursuant to this Agreement, any Revolving Credit Loans made hereunder or any of the other Borrower's Obligations, and executed by or on behalf of Borrower, all as the same may from time to time be amended, modified, extended or renewed.

         Unused Availability shall mean, as of any date, the sum of (a) the lesser of (i) the Lender's Revolving Credit Commitment as of such date or (ii) the Borrowing Base as of such date minus (b) the Total Revolving Credit Outstandings as of such date.

         Voting Stock shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

         Welfare Plan shall mean a "welfare plan" as such term is defined in
Section 3(1) of ERISA, which is established or maintained by Borrower, any Subsidiary or any ERISA Affiliate, other than a Multi-Employer
Plan.

         1.02 Accounting Terms and Determinations. Except as otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes approved by Lender and by Borrower's independent certified public accountants) with the most recent audited financial statements of Borrower delivered to Lender.

SECTION 2. THE REVOLVING CREDIT LOANS.

         2.01 Revolving Credit Loans.

         (a) Subject to the terms and conditions of this Agreement, during the Revolving Credit Period of this Agreement, and so long as no Default or Event of Default under this Agreement has occurred and is continuing, Lender hereby agrees to make such loans (individually, a "Revolving Credit Loan" and collectively, the "Revolving Credit Loans") to Borrower as Borrower may from time to time request pursuant to Section 2.02(a) or 2.02(b). Each Revolving Credit Loan under this Section 2.01 (a) which is a LIBOR Loan shall be for an aggregate principal amount of at least $1,000,000.00 or any larger multiple of $1,000,000.00. The aggregate principal amount of Revolving Credit Loans which Lender shall be required to have outstanding under this Agreement at any one time shall not exceed the sum of (i) the lesser of (A) the Lender's Revolving Credit Commitment or (B) the Borrowing Base minus (ii) the aggregate undrawn face amount of all outstanding Letters of Credit. Subject to the terms and conditions of this Agreement, Borrower may borrow, repay and reborrow such sums from Lender, provided, however, that in no event may the Total Revolving Credit Outstandings on any given day exceed the lesser of (a) the Lender's Revolving Credit Commitment as of such day or (b) the Borrowing Base as of such day. All Revolving Credit Loans not paid prior to the last day of the Revolving Credit Period, together with all accrued and unpaid interest thereon, shall be due and payable on the last day of the Revolving Credit Period.

         (b) For purposes of this Agreement, the "Borrowing Base" shall mean the sum of:

                  (i) (A) Eighty-Five Percent (85%) if the Rate of Dilution of Borrower's Accounts is less than or equal to Five Percent (5%), (B) Eighty Percent (80%) if the Rate of Dilution of Borrower's Accounts is greater than Five Percent (5%) but less than or equal to Eight Percent (8%), (C) Seventy-Five Percent (75%) if the Rate of Dilution of Borrower's Accounts is greater than Eight Percent (8%) but less than or equal to Ten Percent (10%) or (D) such percentage as Lender may determine in its sole and absolute discretion if the Rate of Dilution of Borrower's Accounts is greater than Ten Percent (10%), of the face amount of all then existing Eligible Accounts (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith and/or adjustments for reserves and allowances deemed appropriate by Lender in its good faith discretion exercised in accordance with its customary business practices and in a commercially reasonable manner to protect Lender with respect to the repayment of the Borrower's Obligations); plus

                  (ii) the lesser of (A) Fifty Percent (50%) of the Eligible Inventory of Borrower, valued at the lower of cost or market in accordance with GAAP or (B) $2,500,000.00; plus

                  (iii) Sixty-Five Percent (65%) of the aggregate amount of all Eligible Lease Payments of Borrower; provided, however, that in no event may the aggregate amount of all Eligible Lease Payments of Borrower which are due from lessees who are not the United States of America or a state of the United States or a department, agency or instrumentality of any of the foregoing exceed the sum of $500,000.00.

         Notwithstanding any provision contained in this Section 2.01 (b) to the contrary, Lender may at any time and from time to time, in its sole and absolute discretion, loan to Borrower more than the above stated percentage of Eligible Accounts, more than the above stated percentage of the value of Eligible Inventory and/or more than the above stated percentage of Eligible Lease Payments, without notice to Borrower; provided, however, that no such over-advance shall establish a custom or course of dealing or entitle Borrower to any subsequent over-advance under the same or different circumstances.

         Lender reserves the right at any time and from time to time in its good faith discretion, exercised in a commercially reasonable manner to protect Lender with respect to the repayment of the Borrower's Obligations, to increase or decrease the percentage advance rates on Eligible Accounts, Eligible Inventory and/or Eligible Lease Payments specified in this Section 2.01(b) upon seven (7) days' prior written notice to Borrower.

         (c) Borrower shall deliver to Lender on the date of execution of this Agreement (calculated as of August 31, 1997) and on the first (1st) day of each month thereafter during the Revolving Credit Period (provided, however, that if any Default or Event of Default under this Agreement occurs or if the Unused Availability of Borrower is ever less than $ 1,500,000.00, Borrower shall deliver such Borrowing Base Certificates to Lender on at least one (1) Domestic Business Day during each week (or at such other intervals as Lender shall require from time to time)), a borrowing base certificate in the form of Exhibit A attached hereto and incorporated herein by reference (or in such other form as Lender shall require from time to time) (each, a "Borrowing Base Certificate") setting forth:

                  (i) the Borrowing Base and its components as of the end of the immediately preceding Domestic Business Day;

                  (ii) the aggregate principal amount of all Revolving Credit Loans outstanding as of the end of the immediately preceding Domestic Business Day;

                  (iii) the aggregate undrawn face amount of all Letters of Credit outstanding as of the end of the immediately preceding Domestic Business Day; and

                  (iv) the difference, if any, between the Borrowing Base and the sum of the Total Revolving Credit Outstandings as of the end of the immediately preceding Domestic Business Day.

The Borrowing Base shown in such Borrowing Base Certificate (subject to adjustment for collections of Accounts received by Lender since the date of such Borrowing Base Certificate) shall be and remain the Borrowing Base hereunder until the next Borrowing Base Certificate is delivered to Lender, at which time the Borrowing Base shall be the amount shown in such subsequent Borrowing Base Certificate. Each Borrowing Base Certificate shall be certified as to truth and accuracy by the chairman, chief executive officer, president, chief financial officer or chief accounting officer of Borrower. Borrower shall have the right to submit Borrowing Base Certificates to Lender more frequently than from time to time required by Lender.

         (d) If at any time the Total Revolving Credit Outstandings are greater than the Borrowing Base as shown on the most recent Borrowing Base Certificate, Borrower shall be required to, upon oral or written demand by Lender, immediately repay the Revolving Credit Loans and/or surrender for cancellation the outstanding Letters of Credit, in either case in an amount sufficient to reduce the amount of the Total Revolving Credit Outstandings to the amount of the Borrowing Base.

         (e) Borrower may not have outstanding and Lender shall not be obligated to make more than ten (10) LIBOR Loans at any one time.

         2.02 Procedure for Borrowing. (a) Borrower shall give oral or written notice (a "Borrowing Notice") to Lender by 10:00 a.m. (St. Louis time) on the Domestic Business Day of each Prime Loan, and by 10:00 a.m. (St. Louis Time) at least three (3) Eurodollar Business Days before each LIBOR Loan, specifying:

                  (i) the date of such Revolving Credit Loan, which shall be a Domestic Business Day in the case of a Prime Loan and a Eurodollar Business Day in the case of a LIBOR Loan,

                  (ii) the aggregate principal amount of such Revolving Credit Loan,

                  (iii) whether such Revolving Credit Loan is to be a Prime Loan or a LIBOR Loan, and

                  (iv) in the case of a LIBOR Loan, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

         (b) In addition to Revolving Credit Loans requested by Borrower pursuant to Section 2.02(a) above, Borrower hereby irrevocably requests and authorizes Lender, without any other request or authorization from Borrower and without any notice to Borrower, to automatically make a Prime Loan to Borrower at the end of each Domestic Business Day on which any checks are presented for payment on Borrower's controlled disbursement account (Account No. 1005008600) at Mercantile Bank National Association (the "Controlled Disbursement Accounts), by crediting the amount of such Prime Loan, which shall be in an amount equal to the aggregate amount of all checks presented for payment on the Controlled Disbursement Account on such Domestic Business Day, to the Controlled Disbursement Account. Notwithstanding the foregoing, Borrower acknowledges and agrees that Lender has no obligation to make any Revolving Credit Loan requested under this Section 2.02(b) if (i) after giving effect to such Revolving Credit Loan the Total Revolving Credit Outstandings would be greater than the lesser of
(A) the Lender's Revolving Credit Commitment or (B) the Borrowing Base or (ii) any applicable condition set forth in Section 3 has not been satisfied.

         (c) A Borrowing Notice for a LIBOR Loan shall not be revocable by Borrower.

         (d) Subject to the terms and conditions of this Agreement, provided that Lender has received the Borrowing Notice, Lender shall (unless any applicable condition specified in Section 3 has not been satisfied) make any Revolving Credit Loan requested by Borrower pursuant to Section 2.02(a) above to Borrower by crediting the amount of such Revolving Credit Loan to an account of Borrower at Mercantile Bank National

Association or such other bank as may from time to time be acceptable to Lender, not later than 2:30 p.m. (St. Louis time) on the Domestic Business Day or Eurodollar Business Day, as the case may be, specified in said Borrowing Notice.

         (e) If Lender makes a new Revolving Credit Loan hereunder on a day on which Borrower is required to or has elected to repay all or any part of an outstanding Revolving Credit Loan, Lender shall apply the proceeds of the new Revolving Credit Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by Lender to Borrower as provided in subsection
Id) of this Section, or remitted by Borrower to Lender as provided in Section 2.11, as the case may be.

         (f) Borrower hereby irrevocably authorizes Lender to rely on telephonic, telegraphic, telecopy, telex or written instructions of any individual identifying himself or herself as one of the individuals listed on
Schedule 2.02(f) attached hereto (or any other individual from time to time authorized to act on behalf of Borrower pursuant to a resolution adopted by the Board of Directors of Borrower and certified by the Secretary of Borrower and delivered to Lender) with respect to any request to make a Revolving Credit Loan or a repayment hereunder, and on any signature which Lender believes to be genuine, and Borrower shall be bound thereby in the same manner as if such person were actually authorized or such signature were genuine. Borrower also hereby agrees to indemnify Lender and hold Lender harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) relating to or arising out of or in connection with the acceptance of instructions for making Revolving Credit Loans or repayments hereunder.

         2.03 Revolving Credit Note. (a) The Revolving Credit Loans of Lender to Borrower shall be evidenced by a Revolving Credit Note of Borrower dated the date hereof and payable to the order of Lender in the principal amount of $15,000,000.00, which Revolving Credit Note shall be in substantially the form of Exhibit B attached hereto and incorporated herein by reference (as the same may from time to time be amended, modified extended or renewed, the "Revolving Credit Note").

         (b) Lender shall record in its books and records the date, amount, type and maturity of each Revolving Credit Loan made by it and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto. The books and records of Lender showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding and shall, absent manifest error, constitute prima facie proof of the items therein set forth.

         2.04 Duration of Interest Periods and Selection of Interest Rates. (a) The duration of the initial Interest Period for each LIBOR Loan shall be as specified in the applicable Borrowing Notice. Borrower shall elect the duration of each subsequent Interest Period applicable to such LIBOR Loan and the interest rate to be applicable during such subsequent Interest Period (and Borrower shall have the option (i) in the case of any Prime Loan, to elect that such Revolving Credit Loan become a LIBOR Loan and the Interest Period to be applicable thereto, and (ii) in the case of any LIBOR Loan, to elect that such Revolving Credit Loan become a Prime Loan), by giving notice of such election to Lender by 10:00 a.m. (St. Louis time) on the Domestic Business Day of, in the case of the election of the Prime Rate, and by 10:00 a.m. (St. Louis time) at least three (3) Eurodollar Business Days before, in the case of the election of the LIBOR Rate, the end of the immediately preceding Interest Period applicable thereto, if any; provided, however, that notwithstanding the foregoing, in addition to and without limiting the rights and remedies of Lender under Section 6 hereof, so long as any Default or Event of Default under this Agreement has occurred and is continuing, Borrower shall not be permitted to renew any LIBOR Loan as a LIBOR Loan or to convert any Prime Loan into a LIBOR Loan.

         (b) If Lender does not receive a notice of election for a Revolving Credit Loan pursuant to Section 2.04(a) above within the applicable time limits specified therein, Borrower shall be deemed to have elected to pay such Revolving Credit Loan in whole pursuant to Section 2.10 on the last day of the current Interest Period with respect thereto and to reborrow the principal amount of such Revolving Credit Loan on such date as a Prime Loan.

         2.05 Interest Rates. (a) So long as no Event of Default under this Agreement has been declared by Lender and is continuing, each Prime Loan shall bear interest prior to maturity at a rate per annum equal to the Prime Rate (fluctuating as and when the Prime Rate shall change). So long as any Event of Default under this Agreement has been declared by Lender and is continuing, each Prime Loan shall bear interest prior to maturity at a rate per annum equal to Four Percent (4%) over and above the Prime Rate (fluctuating as and when the Prime Rate shall change). Interest on Prime Loans shall be payable monthly in arrears on the first (1st) day of each month, commencing on the first such date after such Prime Loan is made, and at the maturity of the Revolving Credit Note, whether by reason of acceleration or otherwise. From and after the maturity of the Revolving Credit Note, whether by reason of acceleration or otherwise, each Prime Loan shall bear interest payable on demand until paid at a rate per annum equal to Four Percent (4%) over and above the Prime Rate (fluctuating as and when the Prime Rate shall change).

         (b) So long as no Event of Default under this Agreement has been declared by Lender and is continuing, each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the applicable LIBOR Rate. So long as any Event of Default under this Agreement has been declared by Lender and is continuing, each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to Four Percent (4%) over and above the applicable LIBOR Rate. Interest on the LIBOR Loans shall be payable for each Interest Period on the last day thereof and at the maturity of the Revolving Credit Note, whether by reason of acceleration or otherwise. From and after the maturity of the Revolving Credit Note, whether by reason of acceleration or otherwise, each LIBOR Loan shall bear interest payable on demand until paid at a rate per annum equal to Four Percent (4%) over and above the Prime Rate (fluctuating as and when the Prime Rate shall change).

         (c) Subject to and in accordance with the provisions of this Agreement, Lender shall determine the interest rate applicable to each Revolving Credit Loan hereunder and its determination thereof shall be conclusive in the absence of manifest error.

         2.06 Letters of Credit. Lender may, in its sole and absolute discretion, provide indemnification for the payment of letters of credit issued at the request and for the account of the Borrower by financial institutions acceptable to Lender. No Letter of Credit shall have a term extending beyond the last day of the Revolving Credit Period. In no event may (a) the aggregate undrawn face amount of all outstanding Letters of Credit exceed the sum of $500,000.00 or (b) the Total Revolving Credit Outstandings exceed the lesser of
(i) the Lender's Revolving Credit Commitment or (ii) the Borrowing Base. In consideration of Lender's indemnification with respect to such Letter(s) of Credit, Borrower hereby agrees to pay Lender a nonrefundable indemnity fee at the rate of Two and One-Half Percent (2-1/2%) per annum on the aggregate undrawn face amount of all Letters of Credit which are outstanding for the account of Borrower, which indemnity fee shall be (i) computed on a daily basis, (ii) payable monthly in arrears on the first (1st) day of each month and (iii) calculated on an actual day, 360-day year basis. Said indemnity fee shall be in addition to any fees charged by the issuers of such Letters of Credit. In the event of any payment by Lender on or in respect of its indemnity obligations with respect to a Letter of Credit, Borrower agrees to pay Lender in immediately available funds at the time of such payment an amount equal to the amount of such payment. In the event any payment is made by Lender on or in respect of its indemnity obligations with respect to a Letter of Credit prior to Lender's receipt of payment from Borrower, such payment by Lender shall constitute a request by Borrower for a Revolving Credit Loan under Section 2.01 (a) above (and Lender may make such Revolving Credit Loan to Borrower regardless of whether such Revolving Credit Loan would otherwise be permitted under the requirements of Sections 2.01 of this Agreement) and the proceeds of such Revolving Credit Loan shall be retained by Lender and applied by Lender to the payment of any amounts owed by Borrower to Lender under this Section 2.06.

         Notwithstanding any provision contained in this Agreement to the contrary: (a) if any Letters of Credit remain outstanding on the last day of the Revolving Credit Period or, if earlier, the date of the termination of this Agreement, Borrower shall, on or before 12:00 noon (St. Louis time) on the last day of the Revolving Credit Period or, if earlier, the date of the termination of this Agreement, (i) surrender the originals of the applicable Letter(s) of Credit to Lender for cancellation or (ii) provide Lender with cash collateral (or other collateral acceptable to Lender in its sole and absolute discretion) in an amount at least equal to the aggregate undrawn face amount of all Letter(s) of Credit which remain outstanding at such time and execute and deliver to Lender such agreements as Lender may require to grant Lender a first priority perfected security interest in such cash or other collateral; and (b) upon the occurrence of any Event of Default under this Agreement (including, without limitation, Borrower's failure to comply with the requirements of clause (a) above), at Lender's option and without demand or further notice to Borrower, an amount equal to the aggregate undrawn face amount of all Letter(s) of Credit then outstanding shall be deemed (as between Lender and Borrower) to have been paid or disbursed by Lender under its indemnity obligations to the issuing bank(s) (notwithstanding that such amounts may not in fact have been so paid or disbursed by Lender), and a Revolving Credit Loan to Borrower in such amount to have been made and accepted by Borrower, which Revolving Credit Loan shall be immediately due and payable. In lieu of the foregoing, at the election of Lender, Borrower shall, upon Lender's demand, (i) deliver to Lender cash, or other collateral acceptable to Lender in its sole and absolute discretion, having a value, as determined by Lender, at least equal to aggregate undrawn face amount of all outstanding Letters of Credit and (ii) execute and deliver to Lender such agreements as Lender may require to grant Lender a first priority perfected security interest in such cash or other collateral. Any such collateral and/or any amounts received by Lender in payment of the Revolving Credit Loan made pursuant to this Section 2.06 shall be held by Lender in a separate account at Mercantile Bank National Association (or its successor) appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by Lender as collateral security for the payment of the Borrower's Obligations. Cash amounts delivered to Lender pursuant to the foregoing requirements of this Section 2.06 shall be invested, at the request and for the account of Borrower, in investments of a type and nature and with a term acceptable to Lender. Such amounts, including in the case of cash amounts invested in the manner set forth above, any investment realized thereon, may, at Lender's option, be applied by Lender to reimburse Lender for any amounts paid by Lender in respect of its indemnity obligations with respect to the Letters of Credit, or if no such indemnity payments are required to the payment of such other of the Borrower's Obligations as Lender shall determine. Any amounts remaining in any cash collateral account established pursuant to this Section 2.06 after the payment in full of all of the Borrower's Obligations and the expiration or cancellation of all of the Letters of Credit shall be returned to Borrower (after deduction of Lender's reasonable expenses, if any).

         2.07 Method of Making Interest and Other Payments; Application of Payments. Lender may, at its option, deem interest and other amounts payable under this Agreement (other than the principal balance of the Revolving Credit Loans) to be paid by causing a Revolving Credit Loan to be made to Borrower in such amount(s). Solely for the purpose of calculating interest earned by Lender, payment by or for the account of Borrower shall be applied by the Lender on account of the Borrower's Obligations on the first (1st) Domestic Business Day after a deposit of funds is made in the amount of that payment in Lender's operating account at Mercantile Bank National Association or to such other operating account at such other financial institution as Lender shall designate. Deposits received after 3:00 p.m. (St. Louis time) shall be deemed to have been received or deposited on the following Domestic Business Day.

         2.08 Fees.

                  (a) Borrower hereby agrees to pay Lender a nonrefundable commitment fee in the amount of $25,000.00 prior to or contemporaneously with the execution of this Agreement, receipt of which fee is hereby acknowledged by Bank.

                  (b) Borrower hereby agrees to pay Lender a nonrefundable origination fee in the amount of $75,000.00 contemporaneously with the execution of this Agreement.

                  (c) Borrower hereby agrees to pay Lender a nonrefundable anniversary fee in the amount of $15,000.00 on each October 29 during the Revolving Credit Period commencing October 29, 1998.

                  (d) During the Revolving Credit Period, Borrower hereby agrees to pay Lender a minimum monthly fee of $30,000.00 (the "Minimum Monthly Fee"), which Minimum Monthly Fee shall be reduced by the aggregate amount of accrued interest actually paid by Borrower with respect to the Revolving Credit Loans during such month and which Minimum Monthly Fee shall be payable monthly in arrears on the first (1st) day of each month commencing December 1, 1997, and on the last day of the Revolving Credit Period.

                  (e) Borrower hereby agrees to pay Lender a quarterly collateral examination fee in the amount of $2,500.00 payable on the date hereof and every three (3) months thereafter during the Revolving Credit Period. In addition to said quarterly collateral examination fee, Borrower hereby agrees to reimburse Lender upon demand for any reasonable out-of-pocket costs and expenses incurred by Lender in connection with any collateral examination conducted by Lender (Lender agrees that the maximum amount of such out-of-pocket costs and expenses for which it will seek reimbursement from Borrower will not exceed the sum of $1,000.00 per collateral examination or $4,000.00 per calendar year so long as no Default or Event of Default under this Agreement has occurred and is continuing).

                  (f) If Borrower fails to make any payment of any principal of or interest on any Revolving Credit Loan within ten (10) days after the date the same shall become due and payable, whether by reason of maturity, acceleration or otherwise, in addition to all of the other rights and remedies of Lender under this Agreement and at law or in equity, Borrower shall pay Lender on demand with respect to each such late payment a late fee in an amount equal to the greater of $100.00 or Five Percent (5%) of the amount of each such late payment.

         2.09 Early Termination and Early Termination Fee. Borrower may elect to terminate this Agreement at any time. Borrower hereby agrees that in the event that Lender or Borrower elects to terminate this Agreement (including, without limitation, any termination by Lender as a result of the occurrence of an Event of Default under this Agreement), Borrower will pay to Lender the total of the following: (a) any amount of interest accrued through the date of termination with respect to the outstanding Borrower's Obligations; and (b) the outstanding Borrower's Obligations.

         2.10 Early Payments. (a) Borrower may, upon notice to Lender specifying that it is paying the Prime Loans, prepay without penalty or premium the Prime Loans in whole or in part at any time or from time to time by paying the principal amount to be paid.

         (b) Borrower may, upon at least one (1) Eurodollar Business Day's prior notice to Lender specifying that it is paying the LIBOR Loans, prepay any or all of its LIBOR Loans in whole, or in part in amounts aggregating $1,000,000.00 or any larger multiple of $1,000,000.00, by paying the principal amount to be paid together with all accrued and unpaid interest thereon to and including the date of payment and any funding losses and other amounts payable under Section 2.12; provided, however, that in no event may Borrower make a partial payment of LIBOR Loans which results in the total outstanding LIBOR Loans with respect to which a given Interest Period applies being greater than $0.00 but less than $1,000,000.00.

         (c) A notice of payment pursuant to this Section shall not be revocable by Borrower.

         2.11 General Provisions as to Payments. Borrower shall make each payment of principal of, and interest on, the Revolving Credit Loans and of fees and all other amounts payable by Borrower under this Section 2, not later than 3:00 p.m. (St. Louis time) on the date when due to Lender at its address referred to in Section 7.07. Any such payment received by Lender after 3:00 p.m. (St. Louis time) shall be deemed to have been paid on the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Revolving Credit Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.

         2.12 Funding Losses. Notwithstanding any provision contained in this Agreement to the contrary, if Borrower makes any payment of principal with respect to any LIBOR Loan Pursuant to Sections 2 or 6 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if Borrower fails to borrow or pay any LIBOR Loan after notice has been given to Lender in accordance with Sections 2.02, 2.04 or 2.10(b) by Borrower, Borrower shall reimburse Lender on demand for any resulting losses and expenses incurred by it, including, without limitation, any losses incurred in obtaining, liquidating or employing deposits from third parties and any loss of margin for the period after any such payment, provided that Lender shall have delivered to Borrower a certificate as to the amount of such losses and expenses, which certificate shall be conclusive in the absence of manifest error.

         2.13 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

                  (i) deposits in dollars (in the applicable amounts) are not being offered to Lender in the relevant market for such Interest Period, or

                  (ii) the LIBOR Rate as determined by Lender in good faith will not adequately and fairly reflect the cost to Lender of maintaining or funding the LIBOR Loans for such Interest Period,

Lender shall forthwith give notice thereof to Borrower, whereupon until the circumstances giving rise to such suspension no longer exist, (a) the obligations of Lender to make LIBOR Loans shall be suspended and (b) Borrower shall repay in full the then outstanding principal amount of each of the LIBOR Loans together with all accrued and unpaid interest thereon, on the last day of the then current Interest Period applicable to such Revolving Credit Loan. Concurrently with repaying each such LIBOR Loan pursuant to this Section, Borrower may borrow a Prime Loan in an equal principal amount from Lender, and, if Borrower so elects, Lender shall make such a Prime Loan to Borrower.

         2.14 Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such governmental or regulatory authority, central bank or comparable agency shall make it unlawful or impossible for Lender to make, maintain or fund its LIBOR Loans to Borrower, Lender shall so notify Borrower. Upon receipt of such notice, Borrower shall repay in full the then outstanding principal amount of each of the LIBOR Loans, together with all accrued and unpaid interest thereon to the date of prepayment and any funding losses and other amounts due under Section 2.12, on either (a) the last day of the then current Interest Period applicable to such LIBOR Loan if Lender may lawfully continue to maintain and fund the LIBOR Loans to such day or (b) immediately if Lender may not lawfully continue to fund and maintain the LIBOR Loans to such day. Concurrently with repaying each LIBOR Loan, Borrower may borrow a Prime Loan in an equal principal amount from Lender, and, if Borrower so elects, Lender shall make such a Prime Loan to Borrower.

         2.15 Increased Cost. (a) If any Regulatory Change occurs and the result of any such Regulatory Change is to increase the cost to (or in the case of Regulation D, to impose a cost on or increase the cost to) Lender of making, maintaining or funding any LIBOR Loan, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under the Revolving Credit Note with respect thereto, by an amount deemed by Lender, in its good faith judgment, to be material, and if Lender is not otherwise fully compensated for such increase in cost or reduction in amount received or receivable by virtue of the inclusion of the reference to "LIBOR Reserve Percentage" in the calculation of the interest rate applicable to LIBOR Loans, then, within fifteen
(15) days after notice by Lender to Borrower together with a copy of the official notice of the applicable change in law (if applicable) and a work sheet showing how the increase in cost or reduction in amount received or receivable was calculated, Borrower shall pay Lender, as additional interest, such additional amount or amounts as will compensate Lender for such increased cost or reduction. Lender will promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle Lender to compensation pursuant to this Section. The determination by Lender under this Section of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount or amounts, Lender may use any reasonable averaging and attribution methods.

         (b) If Lender demands compensation under this Section, Borrower may at any time, upon at least two (2) Domestic Business Days' prior notice to Lender, repay in full its then outstanding LIBOR Loans from Lender, together with all accrued and unpaid interest thereon to the date of prepayment and any funding losses and other amounts due under Section 2.12. Concurrently with repaying such LIBOR Loans, Borrower may borrow from Lender a Prime Loan in an amount equal to the aggregate principal amount of such LIBOR Loans, and, if Borrower so elects, Lender shall make such a Prime Loan to Borrower.

         2.16 Prime Loans Substituted for Affected LIBOR Loans. If notice has been given by Lender pursuant to Sections 2.13 or 2.14 or by Borrower pursuant to Section 2.15 requiring the LIBOR Loans to be repaid, then, unless and until the circumstances giving rise to such repayment no longer apply, all Revolving Credit Loans which would otherwise be made by Lender to Borrower as LIBOR Loans shall be made instead as Prime Loans. Lender shall promptly notify Borrower if and when the circumstances giving rise to such repayment no longer apply.

         2.17 Capital Adequacy. If Lender shall have determined in good faith that the adoption after the date of this Agreement of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change after the date of this Agreement in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or will have the effect of reducing the rate of return on Lender's capital in respect of its obligations under this Agreement with respect to the Revolving Credit Loans to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender's policies with respect to capital adequacy), then from time to time Borrower shall pay to Lender upon demand such additional amount or amounts as will compensate Lender for such reduction. All determinations made in good faith by Lender of the additional amount or amounts required to compensate Lender in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, Lender may use any reasonable averaging and attribution methods.

         2.18 Survival of Indemnities. All indemnities and all provisions relating to reimbursement to Lender of amounts sufficient to protect the yield to Lender with respect to the Revolving Credit Loans, including, without limitation, Sections 2.12, 2.13, 2.14, 2.15 and 2.17 hereof, shall survive the payment of the Revolving Credit Loans and the other Borrower's Obligations and the termination of this Agreement.

         2.19 Discretion of Lender as to Manner of Funding. Notwithstanding any provision contained in this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of the LIBOR Loans in any manner it elects, it being understood, however, that for purposes of this Agreement all determinations hereunder (including, without limitation, the determination of Lender's funding losses and expenses under Section 2.12) shall be made as if Lender had actually funded and maintained each LIBOR Loan through the purchase of deposits having a maturity corresponding to the maturity of the applicable Interest Period relating to the applicable LIBOR Loan and bearing an interest rate equal to the applicable LIBOR Rate.

         2.20 Computation of Interest. Interest on Prime Loans hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on LIBOR Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof.

SECTION 3. PRECONDITIONS TO REVOLVING CREDIT LOANS.

         3.01 Initial Revolving Credit Loan. Notwithstanding any provision contained in this Agreement to the contrary, Lender shall have no obligation to make the initial Revolving Credit Loan under this Agreement unless Lender shall have first received:

         (a) this Agreement and the Revolving Credit Note, each executed by a duly authorized officer of Borrower;

         (b) the Security Agreement (which must be in form and substance satisfactory to Lender) and such Uniform Commercial Code financing statements and other documents as Lender may require in connection therewith, each executed by a duly authorized officer of Borrower;

         (c) the Patent, Trademark and License Security Agreement (which must be in form and substance satisfactory to Lender) and such Uniform Commercial Code financing statements and other documents as Lender may require in connection therewith, each executed by a duly authorized officer of Borrower;

         (d) a copy of resolutions of the Board of Directors of Borrower, duly adopted, which authorize the execution, delivery and performance of this Agreement, the Revolving Credit Note and the other Transaction Documents, certified by the Secretary of Borrower;

         (e) a copy of the Certificate of Incorporation of Borrower, including any amendments thereto, certified by the Secretary of State of the State of Delaware;

         (f) a copy of the By-Laws of Borrower, including any amendments thereto, certified by the Secretary of Borrower;

         (g) an incumbency certificate, executed by the Secretary of Borrower, which shall identify by name and title and bear the signatures of all of the officers of Borrower executing any of the Transaction Documents;

         (h) certificates of corporate good standing of Borrower issued by the Secretaries of State of the States of Delaware and Ohio;

         (i) an opinion of counsel of Taft, Stettinius & Hollister, outside counsel to Borrower, in form and substance satisfactory to Lender and Lender's counsel;

         (j) the initial Borrowing Base Certificate required by Section 2.01(c) and the initial Collateral Report required by Section 3(a) of the Security Agreement;

         (k) the Borrowing Notice required by Section 2.02(a), if applicable;
and

         (l) evidence of the proper filing of UCC-1 Financing Statements perfecting first priority security interests in favor of Lender in all of the Collateral;

         (m) UCC-3 Termination Statements for all UCC-1 Financing Statements filed of record against Borrower other than UCC-1 Financing Statements relating to Permitted Liens;

         (n) evidence satisfactory to Lender of the insurance required by this Agreement and the other Transaction Documents together with loss payable endorsements in form and substance satisfactory to Lender, duly executed by the insurance company;

         (o) copies of all financial statements and other Exhibits and Schedules required by this Agreement and the other Transaction Documents; and

         (p) a letter of direction from Borrower with respect to the disbursement of the proceeds of the initial Revolving Credit Loans under this Agreement;

         (q) such mortgagee, bailee, landlord or warehousemen's waivers as Lender may deem necessary regarding locations at which Collateral is or will be stored or otherwise located;

         (r) a pay-off letter from Princeton Capital Finance Corporation in form and substance satisfactory to Lender;

         (s) evidence satisfactory to Lender that, after the pay-off of Princeton Capital Finance Corporation, Borrower has Unused Availability of at least $500,000.00;

         (t) the results of reference, record, background and credit checks (including Equifax Reports) on the senior management of Borrower, which results must be satisfactory to Lender;

         (u) a consent in form and substance satisfactory to Lender, duly executed by Algonquin Industries, Inc. and Kazmier Kasper with respect to Borrower's granting Lender a security interest in the pull-tab manufacturing and license agreement dated January 13, 1994, by and among Algonquin Industries, Inc. and Kazmier Kasper, as licensors, and Borrower, as licensee, regarding a pull-tab ticket mechanism;

         (v) letter agreements in form and substance satisfactory to Lender, duly executed by each bonding company which has issued a bond for the account of Borrower in favor a lessee under a Lease; and

         (w) such other agreements, documents, instruments and certificates as Lender may reasonably request.

         3.02 All Revolving Credit Loans. Notwithstanding any provision contained in this Agreement to the contrary, Lender shall have no obligation to make any Revolving Credit Loan under this Agreement unless:

         (a) Lender shall have received a current Borrowing Base Certificate as required by Section 2.01(c) and a current Collateral Report as required by
Section 3(a) of the Security Agreement;

         (b)  if such Revolving Credit Loan is requested by Borrower pursuant to
Section 2.02(a), Lender shall have received a Borrowing Notice for such Revolving Credit Loan;

         (c) on the date of and immediately after such Revolving Credit Loan, no Default or Event of Default under this Agreement shall have occurred and be continuing;

         (d) no material adverse change in the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole shall have occurred since the date of this Agreement and be continuing; and

         (e) all of the representations and warranties of Borrower contained in this Agreement and in the other Transaction Documents shall be true and correct in all material respects on and as of the date of such Revolving Credit Loan as if made on and as of the date of such Revolving Credit Loan.

         Each request for a Revolving Credit Loan by Borrower under this Agreement (whether pursuant to Section 2.02(a) or 2.02(b) or otherwise) shall be deemed to be a representation and warranty by Borrower on the date of such Revolving Credit Loan as to the facts specified in clauses (c), (d) and (e) of this Section 3.02.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

         Borrower hereby represents and warrants to Lender that:

         4.01 Corporate Existence and Power. Borrower and each Subsidiary: (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate powers required to carry on its business as now conducted; (c) has all requisite governmental and regulatory licenses, authorizations, consents and approvals required to carry on its business as now conducted, except such licenses, authorizations, consents and approvals the failure to have could not reasonably be expected to have a Material Adverse Effect; and (d) is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, all states in which it is required by applicable law to maintain such qualification and good standing except for those states in which the failure to qualify or maintain good standing could not reasonably be expected to have a Material Adverse Effect.

         4.02 Corporate Authorization. The execution, delivery and performance by Borrower of this Agreement, the Revolving Credit Note and the other Transaction Documents are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action.

         4.03 Binding Effect. This Agreement, the Revolving Credit Note and the other Transaction Documents have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.04 Financial Statements. Borrower has furnished Lender with the following financial statements, identified by the chief financial officer of
Borrower: (a) a balance sheet and the statements of income, retained earnings and cash flows of Borrower as of and for the fiscal year ended December 31, 1996, all audited by Borrower's independent certified public accountants, which financial statements have been prepared in accordance with GAAP consistently applied; and (b) an unaudited balance sheet and statements of income, retained earnings and cash flows of Borrower as of and for the fiscal quarter ended June 30, 1997, certified by the chief financial officer of Borrower as being true and correct to the best of his or her knowledge and as being prepared in accordance with GAAP consistently applied (subject to normal year-end adjustments and the absence of footnotes). Borrower further represents and warrants to Lender that
(a) said balance sheets and their accompanying notes fairly present the condition of Borrower as of the dates thereof, (b) there has been no material adverse change in the condition or operation, financial or otherwise, of Borrower since June 30, 1997, and (c) Borrower did not have any direct or contingent liabilities which were not disclosed on said financial statements or the notes thereto (to the extent such disclosure is required by GAAP).

         4.05 Litigation. Except as disclosed on Schedule 4.05 attached hereto, there is no action or proceeding pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any Subsidiary before any court, arbitrator or any governmental, regulatory or administrative body, agency or official which, if adversely determined against Borrower or any Subsidiary, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary is in default with respect to any order, writ, injunction, decision or decree of any court, arbitrator or any governmental, regulatory or administrative body, agency or official, a default under which could reasonably be expected to have a Material Adverse Effect. There are no outstanding judgments against Borrower or any Subsidiary.

         4.06 Pension and Welfare Plans. Each Pension Plan and Welfare Plan complies in all material respects with ERISA and all other applicable statutes and governmental and regulatory rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither Borrower nor any Subsidiary nor any ERISA Affiliate has withdrawn from any Multi-Employer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 or 4205 of ERISA, respectively; neither Borrower nor any Subsidiary nor any ERISA Affiliate has entered into an agreement pursuant to Section 4204 of ERISA; neither Borrower nor any Subsidiary nor any ERISA Affiliate has in the past contributed to or currently contributes to a Multi-Employer Plan; neither Borrower nor any Subsidiary nor any ERISA Affiliate has any withdrawal liability with respect to a Multi-Employer Plan; no steps have been instituted by Borrower or any Subsidiary or any ERISA Affiliate to terminate any Pension Plan; no condition exists or event or transaction has occurred in connection with any Pension Plan, Multi-Employer Plan or Welfare Plan which could result in the incurrence by Borrower or any Subsidiary or any ERISA Affiliate of any material liability, fine or penalty; and neither Borrower nor any Subsidiary nor any ERISA Affiliate is a "contributing sponsor" as defined in Section 4001 (a)(13) of ERISA of a "single-employer plan" as defined in Section 4001 (a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control. Except as disclosed on the consolidated financial statements of Borrower and its Subsidiaries delivered by Borrower to Lender, neither Borrower nor any Subsidiary nor any ERISA Affiliate has any liability with respect to any Welfare Plan.

         4.07 Tax Returns and Payment. Borrower and its Subsidiaries have filed all Federal, state, local and other income and other tax returns which are required to be filed and have paid all taxes which have become due pursuant to such returns and all other taxes, assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective Properties, assets, income and franchises which have become due and payable by Borrower or any of its Subsidiaries, except those wherein the amount, applicability or validity are being contested by Borrower or any such Subsidiary by appropriate proceedings being diligently conducted in good faith and in respect of which adequate reserves in accordance with GAAP have been established. There is no proposed, asserted or assessed tax deficiency against Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

         4.08 Subsidiaries. Borrower has no Subsidiaries other than as identified on Schedule 4.08 attached hereto, as the same may from time to time be amended, modified or supplemented as provided herein. Schedule 4.08 attached hereto correctly sets forth, for each Subsidiary, the number of shares of each class of common and preferred stock authorized for such Subsidiary, the number of outstanding and the percentage of the outstanding shares of each such class owned, directly or indirectly, by Borrower or one or more of its Subsidiaries. All of the issued and outstanding capital stock of each Subsidiary is duly authorized, validly issued and fully paid and nonassessable. Except as disclosed on Schedule 4.08 attached hereto, neither Borrower nor any of its Subsidiaries, individually or collectively, owns or holds, directly or indirectly, any capital stock or equity security of, or any equity interest in, any corporation or business other than Borrower's Subsidiaries. Borrower may at any time amend, modify or supplement Schedule 4.08 by notifying Lender in writing of any changes thereto, including any formation, acquisition, merger or liquidation of Subsidiaries or any change in the capitalization of any Subsidiary, in each case, in accordance with the terms of this Agreement, and thereby the representations and warranties contained in this Section 4.08 shall be amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted under this Agreement.

         4.09 Compliance With Other Instruments; None Burdensome. Neither Borrower nor any Subsidiary is a party to any contract or agreement or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect and which is not disclosed on Borrower's financial statements heretofore submitted to Lender; none of the execution and delivery by Borrower of the Transaction Documents, the consummation of the transactions therein contemplated or the compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower, or any of the provisions of the Certificate or Articles of Incorporation or By-Laws of Borrower or any of the provisions of any indenture, agreement, document, instrument or undertaking to which Borrower is a party or subject, or by which Borrower or any Property or assets of Borrower is bound, or conflict with or constitute a default thereunder or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, agreement, document, instrument or undertaking (other than in favor of Lender pursuant to the Transaction Documents). No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, or any other Person is required to authorize, or is required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Transaction Documents, except for any consents required under the Leases to permit the grant of a security interest in Borrower's rights thereunder to Lender and the assignment of the Lease Payments due thereunder to Lender.

         4.10 Other Debt. Guarantees and Capitalized Leases. Except as disclosed on Schedule 4.10 attached hereto, neither Borrower nor any Subsidiary is a borrower, guarantor or obligor with respect to, or a lessee under, any Debt, Guarantees or Capitalized Leases. Borrower may at any time amend, modify or supplement Schedule 4.10 by notifying Lender in writing of any changes thereto, and thereby the representations and warranties contained in this Section 4.10 shall be amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted under this Agreement.

         4.11 Labor Matters. Neither Borrower nor any Subsidiary is a party to any labor dispute which could reasonably be expected to have a Material Adverse Effect. There are no strikes or walkouts relating to any labor contract to which Borrower or any Subsidiary is subject. Hours worked and payments made to the employees of Borrower and its Subsidiaries have not been in violation of (a) the Fair Labor Standards Act or (b) any other applicable law dealing with such matters, the violation of which could reasonably be expected to have a Material Adverse Effect. All payments due from Borrower or any Subsidiary, or for which any claim may be made against any of them, in respect of wages, employee health and welfare insurance and/or other benefits have been paid or accrued as a liability on their respective books.

         4.12 Title to Property. Borrower and each Subsidiary is the sole and absolute owner of, or has the legal right to use and occupy, all Property it claims to own or which is necessary for Borrower or such

Subsidiary to conduct its business, and all of such Property is free and clear of all Liens other than Permitted Liens. Borrower and its Subsidiaries enjoy peaceful and undisturbed possession in all material respects under all leases under which they are operating as lessees.

         4.13 Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended) and no part of the proceeds of any Revolving Credit Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, U, T or X thereof, as amended. If requested by Lender, Borrower shall furnish to Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

         4.14 Multi-Employment Pension Plan Amendments Act of 1980. Borrower and each Subsidiary is in compliance with the Multi-Employer Pension Plan Amendments Act of 1980, as amended ("MEPPAA"), and has no liability for pension contributions pursuant to MEPPAA.

         4.15 Investment Company Act of 1940; Public Utility Holding Company Act of 1935. Borrower is not an "investment company" as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended. Borrower is not a "holding company" as that term is defined in, and is not otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

         4.16 Patents, Trademarks, Copyrights. Licenses, Etc. Except as disclosed on Schedule 4.16 attached hereto, neither Borrower nor any Subsidiary has any patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, copyrights or licenses which are material to the business of Borrower or any Subsidiary. Borrower may at any time amend, modify or supplement Schedule 4.16 by notifying Lender in writing of any changes thereto, and thereby the representations and warranties contained in the first sentence of this Section 4.16 shall be amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted under this Agreement. Borrower and each Subsidiary possesses all necessary patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights and licenses to conduct its business without conflict with any patent, patent right, trademark, trademark right, trade name, copyright or license of any other Person.

         4.17 Environmental and Safety and Health Matters. Except as disclosed on Schedule 4.17 attached hereto: (i) the operations of Borrower and each Subsidiary comply with all applicable Environmental Laws and all applicable Occupational Safety and Health Laws, the violation or noncompliance with which could reasonably be expected to have a Material Adverse Effect; (ii) none of the operations of Borrower or any Subsidiary are subject to any Environmental Claim or any judicial, governmental, regulatory or administrative proceeding alleging the violation of any Occupational Safety and Health Law, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(iii) none of the operations of Borrower or any Subsidiary is the subject of any Federal or state investigation evaluating whether any remedial action is needed to respond to any Release of Hazardous Substances or any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower or such Subsidiary; (iv) neither Borrower nor any Subsidiary has filed any notice under any Environmental Law or Occupational Safety and Health Law indicating or reporting (A) any past or present spillage, leakage or Release into the environment of, or treatment, storage or disposal of, any Hazardous Substance or
(B) any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower or such Subsidiary; and (v) neither Borrower nor any Subsidiary has any material contingent liability in connection with (A) any spillage, disposal or Release into the environment of, or otherwise with respect to, any Hazardous Substances or (B) any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower or such Subsidiary.

         4.18 Investments. Neither Borrower nor any Subsidiary has any Restricted Investments.

         4.19 No Default. No Default or Event of Default under this Agreement has occurred and is continuing. There is no existing default or event of default under or with respect to any indenture, contract, agreement, lease or other instrument to which Borrower or any Subsidiary is a party or by which any Property of Borrower or any Subsidiary is bound or affected, a default under which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary of Borrower has and is in full compliance with and in good standing with respect to all governmental permits, licenses, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its Properties as now owned or leased by it, the failure to have or noncompliance with which could reasonably be expected to have a Material Adverse Effect, and, to the best of Borrower's knowledge, none of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as Borrower or such Subsidiary, as the case may be. Neither Borrower nor any Subsidiary of Borrower is in violation of any applicable statute, law, rule, regulation or ordinance of the United States of America, of any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, a violation of which could reasonably be expected to have a Material Adverse Effect.

         4.20 Disclosure. Neither this Agreement nor any of the Exhibits or Schedules hereto nor any certificate or other data furnished to Lender in writing by or on behalf of Borrower or any Subsidiary in connection with the transactions contemplated by this Agreement contains any untrue or incorrect statement of a material fact. To the best knowledge of Borrower, there is no fact peculiar to Borrower or any of its Subsidiaries which presently has a Material Adverse Effect or in the future (so far as Borrower can now foresee) could reasonably be expected to have a Material Adverse Effect, which has not heretofore been disclosed in writing by Borrower to Lender.

SECTION 5. COVENANTS.

         5.01 Affirmative Covenants of Borrower. Borrower covenants and agrees that, so long as Lender has any obligation to make any Revolving Credit Loan under this Agreement, any Letter of Credit remains outstanding or any of the Borrower's Obligations remain unpaid, unless the prior written consent of Lender is obtained:

         (a) Information. Borrower will deliver to Lender:

                  (i) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case, in comparative form, the figures for the previous fiscal year, all such financial statements to be prepared in accordance with GAAP consistently applied and reported on by and accompanied by the unqualified opinion of KPMG Peat Marwick LLP or other independent certified public accountants selected by Borrower and reasonably acceptable to Lender; provided, however, that delivery within the time period specified above of copies of the Annual Report on Form 10-K of Borrower for such fiscal year as filed with the Securities and Exchange Commission (together with Borrower's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) together with the accountant's certificate described above shall be deemed to satisfy the requirements of this Section 5.01 (a)(i) with respect to delivery of the audited consolidated financial statements referred to above;

                  (ii) as soon as available and in any event within forty-five
         (45) days after the end of the first three (3) fiscal quarters of each fiscal year of Borrower, consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated and consolidating statements of income, retained earnings and cash flows for such fiscal quarter and for the portion of Borrower's fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form, the figures for the corresponding fiscal quarter and the corresponding portion of Borrower's previous fiscal year, all in reasonable detail and satisfactory in form to Lender and certified

         (subject to normal year-end adjustments and footnote disclosures) as to fairness of presentation, GAAP and consistency by the chief financial officer of Borrower; provided, however, that delivery within the time period specified above of copies of the Quarterly Report on Form 10-Q of Borrower for such fiscal quarter as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this
         Section 5.01 (a)(ii) with respect to consolidated financial statements;

                  (iii)  as soon as available and in any event within forty-five
         (45) days after the end of each fiscal month of Borrower which is not the end of a fiscal quarter or fiscal year of Borrower, consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the end of such fiscal month and the related consolidated and consolidating statements of income, retained earnings and cash flows for such fiscal month and for the portion of Borrower's fiscal year ended at the end of such fiscal month, setting forth in each case in comparative form, the figures for the corresponding fiscal month and the corresponding portion of Borrower's previous fiscal year, all in reasonable detail and satisfactory in form to Lender;

                  (iv) simultaneously with the delivery of each set of financial statements referred to in Sections 5.01 (a)(i) and (ii) above, a certificate of the chief financial officer of Borrower (or such other officer of Borrower as shall be reasonably acceptable to Lender) in the form attached hereto as Exhibit C and incorporated herein by reference, accompanied by supporting financial work sheets where appropriate, (A) evidencing Borrower's compliance with the financial covenants contained in Sections 5.01 (o) and 5.02(m) of this Agreement, (B) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto and (C) certifying that all of the representations and warranties of Borrower contained in this Agreement and in the other Transaction Documents are true and correct in all material respects on and as of the date of such certificate as if made on and as of the date of such certificate;

                  (v) promptly upon transmission thereof, one copy of (A) each financial statement, report, notice or proxy statement sent by Borrower or any Subsidiary generally to its stockholders or to its creditors (other than Borrower or another Subsidiary) and (B) each regular or periodic report, each registration statement (without exhibits except as expressly requested by Lender), and each prospectus and all amendments thereto filed by Borrower or any Subsidiary with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission) and of each press release and other statement made available generally by Borrower or any Subsidiary to the public concerning developments that are material;

                  (vi) promptly upon receipt thereof, any reports (including, without limitation, any management reports) submitted to Borrower or any Subsidiary (other than reports previously delivered pursuant to Sections 5.01(a)(i) above) by independent accountants in connection with any annual, interim or special audit made by them of the books of Borrower or any Subsidiary;

                  (vii) within fifteen (15) days after the end of each fiscal month of Borrower, (i) an accounts receivable aging of Borrower indicating which Accounts are less than 30, 30 to 60, 60 to 90 and 90 days or more past the invoice date and including, if requested by Lender, a listing of the names and addresses of all applicable Account Debtors and (B) a summary of accounts payable of Borrower showing which accounts payable are current, up to 30, 30 to 60, 60 to 90 and 90 days or more past due and including, if requested by Lender, a listing of the names and addresses of applicable creditors, all in form and detail reasonably satisfactory to Lender and certified as being true, correct and complete by the chief financial officer of Borrower;

                  (viii) at such intervals as Lender may request (but not more often than monthly so long as no Default or Event of Default under this Agreement has occurred and is continuing and Borrower has Unused Availability of at least $1,500,000.00), such information and reports regarding Borrower's Inventory as Lender may from time to time request, all in form and detail reasonably satisfactory to Lender and certified as being true, correct and complete by the chief financial officer of Borrower;

                  (ix) at such intervals as Lender may request (but not more often than monthly so long as no Default or Event of Default under this Agreement has occurred and is continuing and Borrower has Unused Availability of at least $1,500,000.00), such information and reports regarding the Leases, the Eligible Leases, the Lease Payments and the Eligible Lease Payments as Lender may from time to time request, all in form and detail reasonably satisfactory to Lender and certified as being true, correct and complete by the chief financial officer of Borrower;

                  (x) within ten (10) days after the execution thereof, a copy of each Lease and of each amendment, modification, extension, renewal, termination or cancellation of any Lease;

                  (xi) as soon as available and in any event within thirty (30) days before the beginning of each fiscal year of Borrower, consolidated and consolidating balance sheet, income statement and cash flow projections for Borrower and its Subsidiaries for such fiscal year on a month-by-month basis, all in form and detail reasonably acceptable to Lender; and

                  (xii) with reasonable promptness, such further information regarding the business, affairs and financial condition of Borrower or any Subsidiary as Lender may from time to time reasonably request.

         Lender is hereby authorized to deliver a copy of any financial statement or other information made available by Borrower or any Subsidiary to any regulatory authority having jurisdiction over Lender, pursuant to any request therefor.

         (b) Payment of Debt; Performance of Lease Obligations. Borrower will, and it will cause each of its Subsidiaries to, (i) pay and discharge any and all Debt payable or Guaranteed by Borrower or such Subsidiary, as the case may be, and any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in accordance with the agreement, document or instrument relating to such Debt or Guarantee and (ii) faithfully perform, observe and discharge all covenants, conditions and obligations which are imposed upon Borrower or such Subsidiary, as the case may be, by any and all agreements, documents, instruments and indentures evidencing, securing or otherwise relating to such Debt or Guarantee. Borrower will faithfully perform, observe and discharge all covenants, conditions, obligations and duties which are imposed upon Borrower under or in connection with the Leases.

         (c) Maintenance of Books and Records; Consultations and Inspections. Borrower will, and it will cause each of its Subsidiaries to, maintain books and records in accordance with GAAP and in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Borrower will, and it will cause each of its Subsidiaries to, permit Lender (and any Person appointed by Lender to whom Borrower does not reasonably object) to discuss the affairs, finances and accounts of Borrower and each Subsidiary with the officers of Borrower and each Subsidiary, all at such reasonable times and as often as Lender may from time to time reasonably request. Borrower will also permit, and will cause each of its Subsidiaries to permit, inspection of its Properties, books and records by the Lender during normal business hours and at other reasonable times upon at least one (1) Domestic Business Day's prior oral or written notice from Lender to Borrower (provided, however, that no such notice need be given by Lender if any Default or Event of Default under this Agreement has occurred and is continuing). Borrower will reimburse Lender upon demand for ail reasonable costs and expenses incurred by Lender in connection with any such inspection conducted by Lender while any Default or Event of Default under this Agreement has occurred and is continuing. Borrower irrevocably authorizes Lender to, if any Default or Event of Default under this Agreement has occurred and is continuing, communicate directly with its independent public accountants and irrevocably authorizes and directs such accountants to disclose to Lender any and all information with respect to the business and financial condition of Borrower and its Subsidiaries as Lender may from time to time reasonably request in writing (with a copy of such request to be sent to Borrower).

         (d) Payment of Taxes. Borrower will, and it will cause each of its Subsidiaries to, duly file all Federal, state and local income tax returns and all other tax returns and reports of Borrower or such Subsidiary, as the case may be, which are required to be filed and duly pay and discharge promptly all taxes, assessments and other governmental charges imposed upon it or any of its Property; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such tax, assessment or other governmental charge the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such taxes, assessments and governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to Lender.

         (e) Payment of Claims. Borrower will, and it will cause each of its Subsidiaries to, promptly pay and discharge (i) all trade accounts payable in accordance with usual and customary business practices (but in no event later than thirty (30) days after the due date thereof) and (ii) all claims for work, labor or materials which if unpaid might become a Lien upon any of its Property or assets; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such account payable or claim the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such accounts payable and claims forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to Lender.

         (f) Corporate Existence. Borrower will, and it will cause each of its Subsidiaries to, do all things necessary to (i) preserve and keep in full force and effect at all times its corporate existence and all permits, licenses, franchises and other rights material to its business and (ii) be duly qualified to do business and be in good standing in all jurisdictions where the nature of its business or its ownership of Property requires such qualification except for those jurisdictions in which the failure to qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.

         (g) Maintenance of Property. Borrower will, and it will cause each of its Subsidiaries to, at all times, preserve and maintain all of the Property used or useful in the conduct of its business in good condition, working order and repair, ordinary wear and tear excepted.

         (h) Compliance with Laws, Regulations, Etc. Borrower will, and it will cause each of its Subsidiaries to, comply with any and all laws, ordinances and governmental and regulatory rules and regulations to which Borrower or such Subsidiary, as the case may be, is subject (including, without limitation, all Occupational Safety and Health Laws and all Environmental Laws) and obtain any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the ownership of its Properties or to the conduct of its business, which violation or failure to obtain could reasonably be expected to have a Material Adverse Effect.

         (i) Environmental Matters. Borrower shall give Lender prompt written notice of (i) any Environmental Claim or any other action or investigation with respect to the existence or potential existence of any Hazardous Substances instituted or threatened with respect to Borrower or any Subsidiary or any of the Properties or facilities owned, leased or operated by Borrower or any Subsidiary which, if determined adversely to Borrower or any Subsidiary, could reasonably be expected to have a Material Adverse Effect and (ii) any condition or occurrence on any of the Properties or facilities owned, leased or operated by Borrower or any Subsidiary which constitutes a violation of any Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect or which gives rise to a reporting obligation or requires removal or remediation under any Environmental Laws. Within thirty (30) days after the giving of any such notice, Borrower shall deliver to Lender Borrower's plan with respect to removal or remediation and Borrower agrees to take all action which is reasonably necessary in connection with such action, investigation, condition or occurrence in accordance with such plan with due diligence and to complete such removal or remediation as promptly as possible and in all events within the time required by any Environmental Laws or any other applicable law, rule or regulation. Borrower shall promptly provide Lender with copies of all documentation relating thereto, and such other information with respect to environmental matters as Lender may request from time to time.

         (j) ERISA Compliance. If Borrower, any Subsidiary or any ERISA Affiliate shall have any Pension Plan, Borrower, such Subsidiary or such ERISA Affiliate, as the case may be, shall comply with all requirements of ERISA relating to such Pension Plan, the violation of or noncompliance with which could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Borrower will not, and it will not cause or permit any Subsidiary or any ERISA Affiliate to:

                  (i) permit any Pension Plan maintained by Borrower, any Subsidiary or any ERISA Affiliate to engage in any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code;

                  (ii) permit any Pension Plan maintained by Borrower, any Subsidiary or any ERISA Affiliate to incur any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, 29 U.S.C. ss. 1082, whether or not waived;

                  (iii) terminate any Pension Plan in a manner which could result in the imposition of a Lien on any Property of Borrower, any Subsidiary or any ERISA Affiliate pursuant to Section 4068 of ERISA, 29 U.S.C. ss. 1368; or

                  (iv) take any action which would constitute a complete or partial withdrawal from a Multi-Employer Plan within the meaning of Sections 4203 or 4205 of Title IV of ERISA.

         Notwithstanding any provision contained in this Section 5.01(j) to the contrary, an act by Borrower or any Subsidiary shall not be deemed to constitute a violation of this Section 5.01(j) unless the Lender determines in good faith that said action, individually or cumulatively with other acts of Borrower and its Subsidiaries, has or could reasonably be expected to have a Material Adverse Effect.

         (k) Notices. Borrower will notify Lender in writing of any of the following within three (3) Domestic Business Days after learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

                  (i) the occurrence of any Default or Event of Default under this Agreement;

                  (ii) the occurrence of any default or event of default by Borrower, any other Obligor or any Subsidiary under any note, indenture, loan agreement, mortgage, deed of trust, security agreement, lease or other similar agreement, document or instrument to which Borrower, any other Obligor or any Subsidiary, as the case may be, is a party or by which it is bound or to which it is subject;

                  (iii) the institution of any litigation, arbitration proceeding or governmental or regulatory proceeding affecting Borrower, any other Obligor or any Subsidiary, whether or not considered to be covered by insurance, in which the prayer or claim for relief seeks recovery of an amount in excess of $100,000.00 (or, if no dollar amount is specified in the prayer or claim for relief, in which there is a reasonable likelihood of recovery of an amount in excess of $100,000.00) or any form of equitable relief;

                  (iv) the entry of any judgment or decree against Borrower, any other Obligor or any Subsidiary;

                  (v) the occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate or any Subsidiary; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate or any Subsidiary from any Multi-Employer Plan; or the incurrence of any material increase in the contingent liability of Borrower or any Subsidiary with respect to any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;

                  (vi) the occurrence of any material adverse change in the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower, any other Obligor or any Subsidiary;

                  (vii) any change in the name of Borrower, any other Obligor or any Subsidiary;

                  (viii) any proposed opening, closing or other change of any place of business of borrower, any other obligor or any Subsidiary;

                  (ix) any material change in Borrower's or any Subsidiary's line(s) of business;

                  (x)    the occurrence of any Change of Control Event; and

                  (xi) any notices required to be provided pursuant to other provisions of this Agreement and notice of the occurrence of such other events as Lender may from time to time reasonably specify.

         (l) Insurance. Borrower will, and it will cause each of its Subsidiaries to, insure all of its Property of the character usually insured by corporations engaged in the same or similar businesses similarly situated, against loss or damage of the kind customarily insured against by such corporations, unless higher limits or coverage are reasonably required in writing by Lender, and carry adequate liability insurance and other insurance of a kind and in an amount generally carried by corporations engaged in the same or similar businesses similarly situated, unless higher limits or coverage are reasonably required in writing by Lender; provided, however, that Borrower shall not be required to maintain casualty insurance on Inventory which is in the possession of a lessee under a Lease. All insurance required by this Section 5.01(1) shall be with insurers rated A-XI or better by A.M Best Company (or accorded a similar rating by another nationally or internationally recognized insurance rating agency of similar standing if A.M. Best Company is not then in the business of rating insurers or rating foreign insurers) or such other insurers as may from time to time be reasonably acceptable to Lender. All such insurance may be subject to reasonable deductible amounts. Simultaneously with each delivery of financial statements under Section 5.01 (a)(i), Borrower shall deliver to Lender a certificate of an officer of Borrower specifying the details of all insurance then in effect and evidence of the payment of all premiums therefor. UNLESS BORROWER PROVIDES EVIDENCE OF THE INSURANCE COVERAGE REQUIRED UNDER THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, LENDER MAY PURCHASE INSURANCE AT BORROWER'S EXPENSE TO PROTECT LENDERS INTEREST IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT BORROWER'S INTERESTS. THE COVERAGE THAT LENDER PURCHASES MAY NOT PAY ANY CLAIM THAT BORROWER MAY MAKE OR ANY CLAIM THAT IS MADE AGAINST BORROWER IN CONNECTION WITH THE COLLATERAL. BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY LENDER, BUT ONLY AFTER PROVIDING EVIDENCE THAT BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. IF LENDER PURCHASES INSURANCE FOR THE COLLATERAL, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES LENDER MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE BORROWER'S OBLIGATIONS. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

         (m) Further Assurances. Borrower will execute and deliver to Lender, at any time and from time to time, any and all further agreements, documents and instruments, and take any and all further actions which may be required under applicable law, or which Lender may from time to time reasonably request, in order to effectuate the transactions contemplated by this Agreement and the other Transaction Documents.

         (n) Accountant. Borrower will give Lender prompt notice of any change of Borrower's independent certified public accountants and a statement of the reasons for such change. Borrower shall at all times utilize independent certified public accountants reasonably acceptable to Lender.

         (o) Financial Covenants.

                  (i) Maximum Consolidated Debt to Consolidated EBITDA Ratio. Borrower will have and maintain a Consolidated Debt to Consolidated EBITDA Ratio of not more than 2.0 to 1.0 as of the last day of each fiscal quarter of Borrower commencing with the fiscal quarter of Borrower ended September 30, 1997.

                  (ii) Minimum Consolidated Tangible Net Worth. Borrower will keep and maintain a Consolidated Tangible Net Worth plus Subordinated Debt in an amount not less than (i) $9,200,000.00 as of the last day of each fiscal quarter of Borrower ending during the period commencing September 30, 1997, and ending December 30, 1997, (ii) $9,450,000.00 as of the last day of each fiscal quarter of Borrower ending during the period commencing December 31, 1997, and ending December 30, 1998,
         (iii) $9,950,000.00 as of the last day of each fiscal quarter of Borrower ending during the period commencing December 31,1998, and ending December 30, 1999, and (iv) $10,450,000.00 as of the last day of each fiscal quarter of Borrower ending on or after December 31, 1999.

                  (iii) Minimum Consolidated Interest Coverage Ratio. Borrower will have and maintain a Consolidated Interest Coverage Ratio of at least 5.0 to 1.0 for each period of four (4) consecutive fiscal quarters of Borrower commencing with the four (4) consecutive fiscal quarter period ended September 30, 1997.

         (p) Lease Consents. Borrower will use its best efforts to obtain from each lessee under a Lease which is in existence on the date of this Agreement a written consent expressly providing that all amounts (whether for rent or otherwise) from time to time payable to Borrower under such Lease are assignable by Borrower to Lender consistent with the terms of the Security Agreement. Borrower will use its best efforts to cause each Lease executed after the date of this Agreement (or an independent instrument executed by the applicable lessee(s)) to contain a provision expressly providing that all amounts (whether for rent or otherwise) from time to time payable to Borrower under such Lease are assignable by Borrower to Lender consistent with the terms of the Security Agreement.

         5.02 Negative Covenants of Borrower. Borrower covenants and agrees that, so long as Lender has any obligation to make any Revolving Credit Loan under this Agreement, any Letter of Credit remains outstanding or any of the Borrower's Obligations remain unpaid, unless the prior written consent of Lender is obtained:

         (a) Limitation on Indebtedness. Borrower will not, and it will not cause or permit any of its Subsidiaries to, incur or be obligated on any Indebtedness, either directly or indirectly, by way of Guarantee, suretyship or otherwise, other than:

                  (i)   the Borrower's Obligations;

                  (ii) unsecured trade accounts payable and other normal accruals incurred in the ordinary course of business which are not more than thirty (30) days past due (provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such account payable or other accrual the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such accounts payable and accruals forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to Lender);

                  (iii) Indebtedness under performance bonds issued for the account of Borrower and for the benefit of lessees under Leases so long as no amount owed by Borrower under or in respect of any such performance bond is past due;

                  (iv) Indebtedness existing as of the date of this Agreement and listed on Schedule 5.10 attached hereto (nothing contained in this Agreement is intended to prohibit Borrower from making payments required to be made to the holders of the promissory note of Borrower dated September 22, 1992, and payable to the order of Thomas Turek, M.D. in the original principal amount of $400,000.00 and/or the promissory note of Borrower dated September 25, 1992, and payable to the order of Thomas L. Goila in the original principal amount of $79,000.00 in accordance with the terms of such promissory notes so long as such payments do not violate or result in the violation of any of the financial covenants contained in Section 5.01(o) of this Agreement);

                  (v)   Subordinated Debt;

                  (vi) purchase money Indebtedness incurred solely to finance Capital Expenditures permitted by, and Capitalized Lease Obligations permitted by, Section 5.02(m) of this Agreement; and

                  (vii) other Indebtedness not otherwise permitted by this
         Section 5.02(a) in an amount not to exceed $100,000.00 in the aggregate at any one time outstanding for Borrower and all of its Subsidiaries.

         (b) Limitation on Liens. Borrower will not, and will not cause or permit any of its Subsidiaries to, create, incur or assume, or suffer to be incurred or to exist, any Lien on any of its or their Property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, except for Permitted Liens.

         (c) Consolidation, Merger, Sale of Assets, Etc.

                  (i) Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly merge or consolidate with or into any other Person or permit any other Person to merge into or with or consolidate with it.

                  (ii) Borrower will not, and will not cause or permit any of its Subsidiaries to, (A) sell, assign, lease, transfer, abandon or otherwise dispose of any of its Property or assets (including, without limitation, any shares of capital stock of a Subsidiary owned by Borrower or another Subsidiary) or (B) issue, sell or otherwise dispose of any shares of capital stock of any Subsidiary, except for (1) sales or leases of Inventory in the ordinary course of business (which does not include a sale, transfer or lease of Inventory in partial or total satisfaction of any Indebtedness), (2) sales of fixed assets which are obsolete, worn-out or otherwise not used or useable in the ordinary course of its business, so long as the net proceeds thereof are used solely to purchase replacement fixed assets or assets of comparable quality or to pay or prepay Debt of Borrower or such Subsidiary, as the case may be, and (3) other sales of fixed assets which are not used or useable in the ordinary course of its business, so long as the gross sale proceeds from all such asset sales by Borrower and its Subsidiaries does not exceed $25,000.00 in the aggregate in any fiscal year.

         (d) Sale and Leaseback Transactions. Borrower will not, and it will not cause or permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby Borrower or such Subsidiary shall in one or more related transactions sell, transfer or otherwise dispose of any Property owned by Borrower or such Subsidiary to any Person and then rent or lease, as lessee, such Property or any part thereof for a period or periods which in the aggregate would exceed twelve (12) months from the date of commencement of the lease term.

         (e) Sale or Discount of Accounts or Chattel Paper. Borrower will not, and it will not cause or permit any of its Subsidiaries to, sell or discount any of its notes or accounts receivable, any of its chattel paper or any of its Leases, other than discounts of Eligible Accounts permitted by Section 3(f) of the Security Agreement and other than ordinary course settlements of Accounts which are not Eligible Accounts in an amount not to exceed $10,000.00 in any one instance.

         (f) Transactions with Affiliates. Borrower will not, and it will not cause or permit any of its Subsidiaries to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of Property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of business and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

         (g) Changes in Nature of Business. Borrower will not, and it will not cause or permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business which would then be engaged in by Borrower and its Subsidiaries, considered as a whole, would be substantially changed from the general nature of the business engaged in by Borrower and its Subsidiaries as of the date of this Agreement, which is the business of the manufacture and distribution of instant lottery vending machines, prepaid phone card dispensing machines and stored value card dispensing machines.

         (h) Fiscal Year. Borrower will not, and it will not cause or permit any of its Subsidiaries to, change its fiscal year.

         (i) Stock Redemptions and Distributions. Borrower will not, and it will not cause or permit any of its Subsidiaries to, declare or incur any liability to make any Distribution in respect of the capital stock of Borrower or the capital stock of such Subsidiary, as the case may be, except that so long as no Default or Event of Default under this Agreement has occurred and is continuing or is created thereby or would result therefrom, (i) Borrower shall be permitted to redeem shares of its Series A Preferred Stock as and when required by the provisions thereof as in effect on the date of this Agreement and (ii) if no shares of Series A Preferred Stock of Borrower are issued and outstanding, during each fiscal year of Borrower, Borrower shall be permitted to declare and pay cash dividends on its capital stock and/or redeem shares of its capital stock for cash so long as the aggregate amount paid or committed to be paid by Borrower in connection with such dividends and/or redemptions does not exceed an amount equal to Twenty-Five Percent (25%) of the Consolidated Net Income of Borrower during the immediately preceding fiscal year of Borrower.

         (j) Pension Plans. Borrower will not, and it will not cause or permit any of its Subsidiaries to, (a) permit any condition to exist in connection with any Pension Plan which might constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan or (b) engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension Plan which could result in the incurrence by Borrower, any Subsidiary or any ERISA Affiliate of any material liability, fine or penalty.

         (k) Subordinated Debt. Borrower will not make any payments of principal, interest or other amounts on or with respect to any of its Subordinated Debt to the extent prohibited by the subordination provisions governing the same.

         (l) Restricted Investments. Borrower will not, and it will not cause or permit any of its Subsidiaries to, directly or indirectly, make any Restricted Investments.

         (m) Capital Expenditures and Capitalized Leases. Borrower will not, and it will not cause or permit any of its Subsidiaries to, make any Capital Expenditure or enter into any Capitalized Lease if the sum of (i) the aggregate amount of all Capital Expenditures (including the Capital Expenditure in question) made by Borrower and its Subsidiaries during any fiscal year of Borrower plus (ii) the aggregate amount of all rental and other payments in respect of Capitalized Leases (including the Capitalized Lease in question) made or required to be made by Borrower and its Subsidiaries during such fiscal year of Borrower would exceed $200,000.00.

         (n) Maximum Officer Compensation. Borrower will not cause or permit the aggregate amount of salaries, consulting fees, bonuses and/or other compensation (other than dividends and amounts paid in redemption of capital stock to the extent, if any, permitted by Section 5.02(i) of this Agreement) paid or committed to be paid by Borrower to all of the shareholders, directors and/or officers of Borrower (taken as a group) during any fiscal year of Borrower to exceed One Hundred Twenty-Five Percent (125%) of the aggregate amount of salaries, consulting fees, bonuses and/or other compensation (other than dividends and amounts paid in redemption of capital stock to the extent, if any, permitted by Section 5.02(i) of this Agreement) paid by Borrower to all of the shareholders, directors and/or officers of Borrower (taken as a group) during the immediately preceding fiscal year of Borrower.

         (o) Subsidiaries. Borrower will not, and it will not cause or permit any of its Subsidiaries to, create, form or acquire any Subsidiaries.

         5.03 Use of Proceeds. Borrower covenants and agrees that (i) the proceeds of the Revolving Credit Loans will be used solely for the working capital and general corporate purposes of Borrower, (ii) no part of the proceeds of any Revolving Credit Loan will be used in violation of any applicable law, rule or regulation and (iii) no part of the proceeds of any Revolving Credit Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (A) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (B) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, U, T or X thereof, as amended.

SECTION 6. EVENTS OF DEFAULT.

         If any of the following (each of the following herein sometimes called an "Event of Default") shall occur and be continuing:

         6.01 Borrower shall fail to pay any of the Borrower's Obligations as and when the same shall become due and payable, whether by reason of demand, maturity, acceleration or otherwise, and any such failure shall remain unremedied for five (5) days;

         6.02 Any representation or warranty of Borrower made in this Agreement, in any other Transaction Document to which Borrower is a party or in any certificate, agreement, instrument or statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect when made or effected;

         6.03 Borrower shall fail to perform or observe any term, covenant or provision contained in Section 5.01 (c), Section 5.01 (k), Section 5.01 (1),
Section 5.01 (m), Section 5.01 (o)(iii), Section 5.02 or Section 5.03;

         6.04 Borrower shall fail to perform or observe any term, covenant or provision contained in Sections 2.01 (d) or 5.01 (f) and any such failure shall remain unremedied for five (5) days after the earlier of (i) written notice of default is given to Borrower by Lender or (ii) any officer of Borrower obtaining knowledge of such default;

         6.05 Borrower shall fail to perform or observe any term, covenant or provision contained in Sections 5.01(o)(i) or 5.01 (o)(ii) and any such failure shall remain unremedied for five (5) days after the earliest of (i) written notice of default is given to Borrower by Lender, (ii) any officer of Borrower obtaining knowledge of such default or (iii) completion of Borrower's financial statements for the applicable period;

         6.06 Borrower shall fail to perform or observe any other term, covenant or provision contained in this Agreement (other than those specified in Sections 6.01, 6.02, 6.03, 6.04 or 6.05 above) and any such failure shall remain unremedied for fifteen (15) days after the earlier of (i) written notice of default is given to Borrower by Lender or (ii) any officer of Borrower obtaining knowledge of such default;

         6.07 This Agreement or any of the other Transaction Documents shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by Borrower, or if the transactions completed hereunder or thereunder shall be contested by Borrower or if Borrower shall deny that it has any further liability or obligation hereunder or thereunder;

         6.08 Borrower, any other Obligor or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself or of a substantial part of its Property or assets,
(iv) file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate or other action for the purpose of effecting any of the foregoing;

         6.09 (i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking relief in respect of Borrower, any other Obligor or any Subsidiary, or of a substantial part of the Property or assets of Borrower, any other Obligor or any Subsidiary, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law and such proceeding or petition shall continue undismissed for thirty (30) consecutive days or an order or decree approving or ordering any proceeding or petition shall continue unstayed and in effect for thirty (30) consecutive days; (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official of Borrower, any other Obligor or any Subsidiary or of a substantial part of the Property or assets of Borrower, any other Obligor or any Subsidiary, and such appointment shall continue in effect for thirty (30) consecutive days or an order or decree approving or ordering any such appointment shall continue unstayed and in effect for thirty (30) consecutive days; or (iii) the entry of any order or decree approving or ordering any winding-up or liquidation of Borrower, any other Obligor or any Subsidiary, and any such order or decree shall continue unstayed and in effect for thirty (30) consecutive days;

         6.10 Any "Event of Default" (as defined therein) shall occur under or within the meaning of the Security Agreement;

         6.11 The Patent, Trademark and License Security Agreement shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by Borrower, or if Borrower shall deny that it has any further liability or obligation thereunder or if Borrower shall fail to comply with or observe any of the terms, provisions or conditions contained in the Patent, Trademark and License Security Agreement and any such failure shall remain unremedied for fifteen (15) days after the earlier of (i) written notice of default is given to Borrower by Lender or (ii) any officer of Borrower obtaining knowledge of such default;

         6.12 Borrower, any other Obligor or any Subsidiary shall be declared by Lender to be in default on, or pursuant to the terms of, (i) any other present or future obligation to Lender, including, without limitation, any other loan, line of credit, revolving credit, guaranty or letter of credit reimbursement obligation, or (ii) any other present or future agreement purporting to convey to Lender a Lien upon any Property or assets of Borrower, such other Obligor or such Subsidiary, as the case may be;

         6.13 The occurrence of any default or event of default under or within the meaning of any agreement, document or instrument evidencing, securing, guaranteeing the payment of or otherwise relating to any Debt of Borrower, any other Obligor or any Subsidiary (other than the Borrower's Obligations) having an aggregate outstanding principal balance in excess of $100,000.00 which is not cured within any applicable cure or grace period (if any);

         6.14 Borrower, any other Obligor or any Subsidiary shall have a judgment entered against it by a court having jurisdiction in the premises and such judgment shall not be appealed in good faith or satisfied by Borrower, such other Obligor or such Subsidiary, as the case may be, within thirty (30) days after the entry of such judgment;

         6.15 The occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate or any Subsidiary; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate or any Subsidiary from any Multi-Employer Plan; or the incurrence of any material increase in the contingent liability of Borrower or any Subsidiary with respect to any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;

         6.16 The institution by Borrower, any ERISA Affiliate or any Subsidiary of steps to terminate any Pension Plan if, in order to effectuate such termination, Borrower, such ERISA Affiliate or such Subsidiary, as the case may be, would be required to make a contribution to such Pension Plan, or would incur a liability or obligation to such Pension Plan, in excess of $100,000.00; or the institution by the PBGC of steps to terminate any Pension Plan;

         6.17 The occurrence of any Change of Control Event; or

         6.18 The occurrence of any default or event of default on the part of Borrower under or within the meaning of any of the Leases which is declared by the lessee(s) under such Lease and is not cured by Borrower or waived by such lessee(s) within thirty (30) days after the declaration of such default and which could reasonably be expected to have a Material Adverse Effect;

         THEN, and in each such event (other than an event described in Sections
6.08 or 6.09), Lender may declare that its obligation to make Revolving Credit Loans under this Agreement has terminated, whereupon such obligation of Lender shall be immediately and forthwith terminated, and Lender may further declare the entire outstanding principal balance of and all accrued and unpaid interest on the Revolving Credit Note and all of the other Borrower's Obligations to be forthwith due and payable, whereupon all of the unpaid principal balance of and all accrued and unpaid interest on the Revolving Credit Note and all of such other Borrower's Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any of the other Transaction Documents or under applicable law; provided, however, that upon the occurrence of any event described in Sections 6.08 or 6.09, Lender's obligation to make Revolving Credit Loans under this Agreement shall automatically terminate and the entire outstanding principal balance of and all accrued and unpaid interest on the Revolving Credit Note and all of the other Borrower's Obligations shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may exercise any and all other rights and remedies which it may have under any of the other Transaction Documents or under applicable law. If any Default or Event of Default under this Agreement has occurred and is continuing, in addition to all of Lender's other rights and remedies under this Agreement and the other Transaction Documents and at law or in equity, Lender shall have the right, in its sole and absolute discretion, to (a) reduce the amount of the Lender's Revolving Credit Commitment, (b) create reserves and/or allowances against Unused Availability, Eligible Accounts, Eligible Inventory and/or Eligible Lease Payments and/or (c) reduce the advance rates against Eligible Accounts, Eligible Inventory and/or Eligible Lease payments set forth in the definition of the Borrowing Base.

SECTION 7. GENERAL.

         7.01 No Waiver. No failure or delay by Lender in exercising any right, remedy, power or privilege hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies provided herein and in the other Transaction Documents are cumulative and not exclusive of any remedies provided by law. Nothing herein contained shall in any way affect the right of Lender to exercise any statutory or common law right of banker's lien or set-off.

         7.02 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by Lender and any and all other indebtedness at any time owing by Lender to or for the credit or account of Borrower against any and all of the Borrower's Obligations irrespective of whether or not Lender shall have made any demand hereunder or under any of the other Transaction Documents and although such obligations may be contingent or unmatured. Lender agrees to promptly notify Borrower after any such set-off and application made by Lender, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 7.02 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which Lender may have. Nothing contained in this Agreement or any other Transaction Document shall impair the right of Lender to exercise any right of set-off or counterclaim it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Transaction Documents.

         7.03 Cost and Expenses. Borrower agrees, whether or not any Revolving Credit Loan is made hereunder, to pay Lender upon demand for (i) all out-of-pocket costs and expenses and all Attorneys' Fees incurred by Lender in connection with the preparation, documentation, negotiation, execution and/or administration of this Agreement, the Revolving Credit Note and/or any of the other Transaction Documents, (ii) all recording, filing and search fees and expenses incurred by Lender in connection with this Agreement and the other Transaction Documents, (iii) all out-of-pocket costs and expenses and all Attorneys' Fees incurred by Lender in connection with the (A) the preparation, documentation, negotiation and execution of any amendment, modification, extension or renewal of this Agreement, the Revolving Credit Note and/or any of the other Transaction Documents, (B) the preparation of any waiver or consent hereunder or under any of the other Transaction Documents or (C) any Default or Event of Default or alleged Default or Event of Default hereunder,
(iv) if an Event of Default occurs, all out-of-pocket costs and expenses and all Attorneys' Fees incurred by Lender in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom and (v) all other Attorneys' Fees incurred by Lender relating to or arising out of or in connection with this Agreement or any of the other Transaction Documents. Borrower further agrees to pay or reimburse Lender for any stamp or other taxes which may be payable with respect to the execution, delivery, recording and/or filing of this Agreement, the Revolving Credit Note or any of the other Transaction Documents. All of the obligations of Borrower under this Section
7.03 shall survive the satisfaction and payment of the Borrower's Obligations and the termination of this Agreement.

         7.04 Environmental Indemnity. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and attorneys' fees and expenses) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, Lender for, with respect to or as a direct or indirect result of the violation by Borrower or any Subsidiary of any Environmental Laws; or with respect to, or as a direct or indirect result of the presence on or under, or the Release from, properties owned, leased or operated by Borrower and/or any Subsidiary in the conduct of their respective businesses into or upon any land, the atmosphere or any watercourse, body of water or wetland, of any Hazardous Substances or any other hazardous or toxic waste, substance or constituent or other substance (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws); and the provisions of and undertakings and indemnification set out in this Section 7.04 shall survive the satisfaction and payment of the Borrower's Obligations and the termination of this Agreement.

         7.05 General Indemnity. In addition to the payment of expenses pursuant to Section 7.03, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby agrees to indemnify, pay and hold Lender and any holder(s) of the Revolving Credit Note, and the officers, directors, employees, agents and affiliates of Lender and such holder(s) (collectively, the "Indemnities") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnities in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement, any of the other Transaction Documents or any other agreement, document or instrument executed and delivered by Borrower or any other Obligor in connection herewith or therewith, the statements contained in any commitment letters delivered by Lender, Lender's agreement to make the Revolving Credit Loans hereunder or the use or intended use of the proceeds of any Revolving Credit Loan hereunder (collectively, the "indemnified liabilities"); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final nonappealable order. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 7.05 shall survive satisfaction and payment of the Borrower's Obligations and the termination of this Agreement.

         7.06 Authority to Act. Lender shall be entitled to act on any notices and instructions (telephonic or written) believed by Lender in good faith to have been sent or delivered by any person authorized to act on behalf of Borrower pursuant hereto, regardless of whether such notice or instruction was in fact delivered by a person authorized to act on behalf of Borrower, and Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any and all losses and expenses, if any, ensuing from any such action.

         7.07 Notices. Any notice, request, demand, consent, confirmation or other communication hereunder shall be in writing and delivered in person or sent by telecopy or registered or certified mail, return receipt requested and postage prepaid, to the applicable party at its address or telecopy number set forth on the signature pages hereof (with a copy, in the case of notices sent to Borrower, to be sent to John McCoy, Esq., Taft, Stettinius & Hollister, 1800 Star Bank Center, 425 Walnut Street, Cincinnati, Ohio 45202), or at such other address or telecopy number as any party hereto may designate as its address for communications hereunder by notice so given. Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by telecopy, or on the third (3rd) Domestic Business Day after the day on which mailed, if sent by registered or certified mail.

         7.08 Consent to Jurisdiction: Waiver of Jury Trial. BORROWER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY MISSOURI STATE COURT OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE EASTERN DISTRICT OF MISSOURI, AS LENDER MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS. BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND BORROWER FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. BORROWER HEREBY EXPRESSLY WAIVES ALL RIGHTS OF ANY OTHER JURISDICTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILES. BORROWER AUTHORIZES THE SERVICE OF PROCESS UPON BORROWER BY REGISTERED MAIL SENT TO BORROWER AT ITS ADDRESS SET FORTH IN SECTION
7.07. BORROWER AND LENDER HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND LENDER ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS.

         7.09 Governing Law. This Agreement, the Revolving Credit Note and all of the other Transaction Documents shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

         7.10 Amendments and Waivers. Any provision of this Agreement, the Revolving Credit Note or any of the other Transaction Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and Lender.

         7.11 References; Headings for Convenience. Unless otherwise specified herein, all references herein to Section numbers refer to Section numbers of this Agreement, all references herein to Exhibits "A", "B" and "C" refer to annexed Exhibits "A", "B" and "C" which are hereby incorporated herein by reference and all references herein to Schedules 2.02(f), 4.05, 4.08, 4. 10, 4. 12, 4. 16, 4.1 7 and 4.18 refer to annexed Schedules 2.02(f), 4.05, 4.08, 4.10,
4.12, 4.16, 4.17 and 4.18 which are hereby incorporated herein by reference. The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.

         7.12 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights or delegate any of its obligations under this Agreement.

         7.13 NO ORAL AGREEMENTS; ENTIRE AGREEMENT. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE. TO PROTECT BORROWER AND LENDER FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED BY BORROWER

AND LENDER COVERING SUCH MATTERS ARE CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, WHICH AGREEMENT AND OTHER TRANSACTION DOCUMENTS ARE A COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENTS BETWEEN BORROWER AND LENDER, EXCEPT AS BORROWER AND LENDER MAY LATER AGREE IN WRITING TO MODIFY THEM. This
Agreement: embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings (oral or written) relating to the subject matter hereof.

7.14 Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         7.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.16 Resurrection of the Borrower's Obligations. To the extent that Lender receives any payment on account of any of the Borrower's Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or Federal law, common law or equitable cause, then, to the extent of such payment(s) received, the Borrower's Obligations or part thereof intended to be satisfied and any and all Liens upon or pertaining to any Property or assets of Borrower and theretofore created and/or existing in favor of Lender as security for the payment of such Borrower's Obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by Lender and applied on account of the Borrower's Obligations.

         7.17 Independence of Covenants. All of the covenants contained in this Agreement and the other Transaction Documents shall be given independent effect so that if a particular action, event or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the provisions of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken, such event occurs or such condition exists.

7.18 Subsidiary Reference. Any reference in this Agreement to a Subsidiary of Borrower, and any financial definition, ratio, restriction or other provision of this Agreement which is stated to be applicable to Borrower and its Subsidiaries or which is to be determined on a "consolidated" or "consolidating" basis, shall apply only to the extent Borrower has any Subsidiaries and, where applicable, to the extent any such Subsidiaries are consolidated with Borrower for financial reporting purposes in accordance with GAAP.

         7.19 Compliance with Usury Laws. It is the intent of Borrower and Lender in the execution and performance of this Agreement, the Revolving Credit Note and the other Transaction Documents to contract in strict compliance with any and all applicable usury laws, including conflicts of law concepts, governing the Revolving Credit Loans. In furtherance thereof, Lender and Borrower stipulate and agree that none of the terms and provisions contained in this Agreement, the Revolving Credit Note or any of the other Transaction Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the highest rate permitted by applicable law (the "Highest Lawful Rate") and that for purposes hereof "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement, the Revolving Credit Note or any of the other Transaction Documents; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Revolving Credit Loans include amounts which by applicable law are deemed interest which would exceed the Highest Lawful Rate, then such excess shall be deemed to be a mistake and Lender shall credit the same on the principal balance of the Revolving Credit Loans hereunder (or if all of the Borrower's Obligations shall have been paid in full, refund said excess to Borrower). In the event of demand for payment of the Revolving Credit Note and/or any of the other Borrower's Obligations by Lender, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Highest Lawful Rate and any excess interest, if any, provided for in this Agreement, the Revolving Credit Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited against the principal balance of the Revolving Credit Loans hereunder (or, if all of the Borrower's

Obligations shall have been repaid in full, refunded to Borrower). The provisions of the section shall control over all other provisions of this Agreement, the Revolving Credit Note and/or the other Transaction Documents which may be in apparent conflict herewith.

     IN WITNESS WHEREOF, Borrower and Lender have executed this Loan Agreement this 29th day of October, 1997.


                                   INTERLOTT TECHNOLOGIES, INC.


                                   By /s/ Jerome J. Cain
                                     ----------------------------
                                   Title: Chief Executive Officer
                                         ------------------------

                                   By /s/ L. Rogers Wells
                                     ----------------------------
                                   Title: Chief Executive Officer
                                         ------------------------

                                   10830 Millington Court
                                   Cincinnati, Ohio 45242
                                   Attention: Chief Executive Officer and Chief
                                   Financial Officer

                                   Telecopy number:(513) 792-7001
                                                   --------------

                                   MERCANTILE BUSINESS CREDIT INC.


                                   By /s/ Marian H. Kammerer
                                     ----------------------------
                                   Title: Vice President
                                         ------------------------

                                   100 South Brentwood Boulevard
                                   Suite 500
                                   St. Louis, Missouri 63105
                                   Attention: Senior Credit Officer

                                   Telecopy number: (314) 579-8480

                                SCHEDULE 2.02(f)

                             Authorized Individuals

                                 L. Rogers Wells
                                David F. Nichols
                                 Jerome J. Cain

                           SCHEDULE 4.05 - LITIGATION


         In January 1996, Borrower filed a civil action in the Court of Common Pleas for Hamilton County, Ohio against Lottery Enterprises, Inc. ("LEI") to collect sums allegedly owed to it under an agreement in principle with LEI. That action has been removed to Federal Court, and is styled International Lottery, Inc. v. Lottery Enterprises, Inc. Case No. C-1-96-205, United States District Court, Southern District of Ohio, Western Division. Borrower's claims under the agreement in principle arose in connection with a potential merger transaction between Borrower and LEI in 1995 that was not consummated. The agreement in principle provided for the reimbursement of Borrower's expenses by LEI, and the payment by LEI of a break-up fee to Borrower, under certain circumstances. LEI has denied Borrower's allegations, and has asserted counterclaims against Borrower for breach or contract, unfair competition, and tortious interference with its business, seeking damages in excess of $500,000.

         Westwood Fabrication & Sheetmetal, Inc. filed suit against Borrower in the Montgomery County, Ohio Court of Common Pleas on May 6, 1997. Westwood alleges that Borrower has failed to pay for merchandise (ITVM dispensing machine cabinets) valued at $36,910. Borrower admits that it ordered the cabinets. However, Borrower denies that it is obliged to pay for the cabinets, which were defective. Borrower has made a counterclaim for $40,454, which represents the costs incurred by Borrower as a result of Westwood's delivery of defective cabinets. Discovery in the case has not been completed. The case is set for trial on February 3,1998. [Please note that Borrower is listing the Westwood litigation in the interest of full disclosure and that Borrower does not consider the amount in controversy in this matter to be material.]

         Default judgment against Borrower in Forms Plus Inc. v.
Interlott, Inc. in the amount of $779.63

         Default judgment against Borrower in Blue Chip Fasteners v. Interlott, Inc. in the amount of $1,091.39

                                  SCHEDULE 4.08

                                  Subsidiaries



                                      NONE

            SCHEDULE 4.10 - OTHER DEBT, GUARANTIES AND CAPITAL LEASES

                  Promissory Note of Borrower payable to the order of Thomas E. Turek, M.D. in the principal sum of $400,000.00 dated September 22, 1992.

                  Amended and Restated Promissory Note of Borrower payable to the order of Thomas L. Goila in the principal sum of $79,000.00 dated September 25, 1992.

                  1,335,000 issued and outstanding shares of the Borrower's Series A Preferred Stock. The Borrower's preferred stock is nonparticipating and has no rights to dividends. The holders of the preferred stock are entitled to sell to the Borrower all of their shares of preferred stock at a price of $1.00 per share upon (i) the payment of all debts of the Borrower outstanding as of September 25, 1992, (ii) the reporting by the Borrower of retained earnings of at least $1,000,000 determined in accordance with generally accepted accounting principles, and (iii) the payment in full by the Borrower of a promissory note in the original amount of $400,000 to Thomas
                  E. Turek.

                  The Borrower may, at its discretion, redeem all or part of the outstanding preferred stock at any time. The redemption price for the preferred stock is $1.00 per share and may be payable in the form of a promissory note.

                         SCHEDULE 4.12 - EXISTING LIENS

         Lien by the Ohio Bureau of Employment Services dated April 3, 1992 filed with the Hamilton County Recorder's Office for unpaid unemployment compensation in the amount of $273.00.

         Personal Property Tax Lien dated December 15, 1992 filed with the Hamilton County Recorder's Office in the amount of $315.83.

          SCHEDULE 4.16 - PATENTS. TRADEMARKS. COPYRIGHTS AND LICENSES

Patents

5,472,247      Multipoint high security locking mechanism for lottery machines

5,330,185      Method and apparatus for random play of lottery games

D376,621       Double game ticket vending machine

4,982,337      System for distributing lottery tickets

Trademarks

Reg. No. 1,949,978 - Instant Success
Reg. No. 1,822,517 - Interlott (word only)
Reg. No. R1840378  - Interlott (word and design)

Copyrights

None


Licenses

Pull-tab manufacturing and license agreement among Algonquin Industries, Inc., Kazmier Kasper and Borrower dated January 13, 1994 regarding a pull-tab ticket mechanism.

                                  SCHEDULE 4.17

                   Environmental and Health and Safetv Matters


                                      NONE

                                  SCHEDULE 4.18

                              Existing Investments



                                      NONE

                                    EXHIBIT A

                           BORROWING BASE CERTIFICATE

     This Borrowing Base Certificate is delivered pursuant to Section 2.01 (c) of that certain Loan Agreement dated October 29, 1997, by and among Interlott Technologies, Inc. ("Borrower") and Mercantile Business Credit Inc. ("Lender"), as the same may from time to time be amended, modified, extended or renewed (the "Loan Agreement"). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

     Borrower hereby represents and warrants to Lender that the following information is true and correct as of ___________, 19___:

1.    85% of face amount of Eligible Accounts of Borrower                           $
                                                                                     -------------
2.    50% of Eligible Inventory of Borrower, valued in accordance with GAAP         $
                                                                                     -------------
3.    Inventory Sublimit                                                            $ 2,500,000.00

4.    Inventory Availability (Lesser of Item 2 or Item 3)
                                                                                     --------------
5.    65% of Eligible Lease Payments                                                $
                                                                                     --------------
6.    Borrowing Base (Sum of Item 1 plus Item 4 plus Item 5)                        $
                                    ----        ----                                 --------------
7.    Lender's Revolving Credit Commitment                                          $15,000,000.00

8.    Borrower's Maximum Availability (Lesser of Item 6 or Item 7)                  $
                                                                                     --------------
9.    Aggregate principal amount of outstanding Revolving Credit Loans              $
                                                                                     --------------
10.   Aggregate undrawn face amount of outstanding Letters of Credit                $
                                                                                     --------------
11.   Total Outstandings [Sum of Item 9 plus Item 10]                               $
                                        ----                                         --------------
12.   Borrowing Availability Excess (Deficit) [Item 8 minus Item 11]                $
                                                      -----
      (Negative amount represents mandatory repayment)                               --------------

     If Item 12 above is negative, this Certificate is accompanied by the mandatory repayment required by Section 2.01(d) of the Loan Agreement.

  This Borrowing Base Certificate is dated the_______ day of________, 19___.

                      INTERLOTT TECHNOLOGIES, INC.



                      By:
                         ------------------------------------------------
                      Title:
                            ---------------------------------------------

                                    EXHIBIT B
                              REVOLVING CREDIT NOTE

$15,000,000.00                                               St. Louis, Missouri
                                                             October 29, 1997

     FOR VALUE RECEIVED, on the last day of the Revolving Credit Period, the undersigned, INTERLOTT TECHNOLOGIES, INC., a Delaware corporation ("Borrower"), hereby promises to pay to the order of MERCANTILE BUSINESS CREDIT INC., a Missouri corporation ("Lender"), the principal sum of Fifteen Million Dollars ($15,000,000.00), or such lesser sum as may then constitute the aggregate unpaid principal amount of all Revolving Credit Loans made by Lender to Borrower pursuant to the Loan Agreement referred to below. The aggregate principal amount of Revolving Credit Loans which Lender shall be committed to have outstanding under this Note at any one time shall not exceed Fifteen Million Dollars ($15,000,000.00), which amount may be borrowed, paid, reborrowed and repaid, in whole or in part, subject to the terms and conditions of this Note and of the Loan Agreement referred to below.

     Borrower further promises to pay to the order of Lender interest on the unpaid principal balance from time to time outstanding under this Note on the dates and at the rates set forth in the Loan Agreement referred to below. All payments received by Lender under this Note shall be allocated among the principal, interest, collection costs and expenses and other amounts due under this Note as follows: (a) so long as no Event of Default under the Loan Agreement has occurred and is continuing, as directed by Borrower; and (b) so long as any Event of Default under the Loan Agreement has occurred and is continuing, in such order and manner as Lender shall elect. The amount of interest accruing under this Note shall be computed on an actual day, 360-day year basis.

     All payments of principal and interest under this Note shall be made in lawful currency of the United States at the office of Lender situated at 100 South Brentwood Boulevard, Suite 500, St. Louis, Missouri 63105, or at such other place as the holder of this Note may from time to time designate in writing.

     Lender shall record in its books and records the date and amount of each Revolving Credit Loan made by it to Borrower and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Revolving Credit Loan made to Borrower under this Note shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth in the absence of manifest error.

     Subject to the terms of the Loan Agreement referred to below, Borrower shall have the right to prepay all at any time or any portion from time to time of the unpaid principal of this Note prior to maturity, without penalty or premium.

     This Note is the Revolving Credit Note referred to in that certain Loan Agreement dated the date hereof by and between Borrower and Lender (as the same may from time to time be amended, modified, extended or renewed, the "Loan Agreement"). The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the occurrence of certain stated events and also for prepayments on account of the principal of this Note and interest on this Note prior to the maturity of this Note upon the terms and conditions specified therein. All capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Loan Agreement.

     This Note is secured by, among other things, that certain Security Agreement dated the date hereof and executed by Borrower in favor of Lender (as the same may from time to time be amended, modified, extended or renewed, the "Security Agreement") and that certain Patent, Trademark and License Security Agreement dated the date hereof and executed by Borrower in favor of Lender (as the same may from time to time be amended, modified, extended or renewed, the "Patent, Trademark and License Security

     Agreement"), to which Security Agreement and Patent, Trademark and License Security Agreement reference is hereby made for a description of the security and a statement of the terms and conditions upon which this Note is secured.

     If any Event of Default under the Loan Agreement shall occur and be continuing, then Lender's obligation to make additional Revolving Credit Loans under this Note may be terminated in the manner and with the effect as provided in the Loan Agreement and the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.

     In the event that any payment of any principal of or interest on this Note is not paid when due, whether by reason of maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection or for foreclosure of the Security Agreement or the Patent, Trademark and License Security Agreement, or if this Note is placed in the hands of an attorney or attorneys for representation of Lender in connection with bankruptcy or insolvency proceedings relating hereto, Borrower promises to pay to the order of Lender, in addition to all other amounts otherwise due hereon, the costs and expenses of such collection, foreclosure and representation, including, without limitation, reasonable attorneys' fees and expenses (whether or not litigation shall be commenced in aid thereof). All parties hereto severally waive presentment for payment, demand for payment, protest, notice of protest and notice of dishonor.

     This Note shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).


                                   INTERLOTT TECHNOLOGIES, INC.


                                   By:
                                     -----------------------------------------
                                   Title:
                                        --------------------------------------


                                   By:
                                     -----------------------------------------
                                   Title:
                                        --------------------------------------

                                    EXHIBIT C

                               __________, 19____

Mercantile Business Credit Inc.
100 South Brentwood Boulevard
Suite 500
St. Louis, Missouri 63105
Attention: Senior Credit Officer

Ladies and Gentlemen:

     Reference is hereby made to that certain Loan Agreement dated October 29, 1997, by and between you and the undersigned, as the same may from time to time amended, modified, extended or renewed (the "Loan Agreement"). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

     Borrower hereby certifies to Lender that as of the date hereof:

     (a) all of the representations and warranties of Borrower contained in the Loan Agreement and in the other Transaction Documents are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof;

     (b) no violation or breach of any of the affirmative covenants of Borrower contained in the Loan Agreement has occurred and is continuing;

     (c) no violation or breach of any of the negative covenants of Borrower contained in the Loan Agreement has occurred and is continuing;

     (d) no Default or Event of Default under or within the meaning of the Loan Agreement has occurred and is continuing;

     (e) the financial statements of Borrower [and its subsidiaries] delivered to you with this letter are true, correct and complete and have been prepared in accordance with GAAP consistently applied [(subject to normal year-end adjustments and absence of footnotes)]; and

     (f) the financial covenant information set forth in Schedule 1 to this letter is true and correct.

                                        Very truly yours,

                                        INTERLOTT TECHNOLOGIES, INC.


                                        By:
                                          ------------------------------------
                                        Title:
                                             ---------------------------------

                                   SCHEDULE 1

                        Financial Covenant Information as
                                 as of , 19
                                -----------------




Financial Covenant                                Actual                                      Required
------------------                                ------                                      --------








                                      -54-